Filed pursuant to Rule 424(b)3
Registration Statement No. 333-235463

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not an offer to buy securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED JANUARY 18, 2021

Preliminary Prospectus Supplement

To Prospectus Dated January 16, 2020

Republic of Chile

€                                     0.830% Notes due 2031

€                                        % Notes due

The 0.830% notes due 2031 (which we refer to as the “2031 notes”) will mature on July 2, 2031 and will bear interest at a rate of 0.830% per year. Interest on the 2031 notes is payable on July 2 of each year, commencing on July 2, 2021. The 2031 notes will be a further issuance of, and will be consolidated, form a single series, and be fully fungible with our outstanding 0.830% Notes due 2031 issued in an aggregate principal amount of €861,000,000 on July 2, 2019 and €693,685,000 on January 29, 2020 (together, the “original notes”). After giving effect to the offering, the total amount outstanding of our 0.830% Notes due 2031 will be €               . Chile may redeem the 2031 notes, in whole or in part, on or after April 2, 2031, at par plus accrued interest as described in the section entitled “Description of the Notes—Optional Redemption” in this prospectus supplement.

The        % notes due            (which we refer to as the “20   notes” and, together with the 2031 notes, the “notes”) will mature on           ,            and will bear interest at a rate of             % per year. Interest on the 20   notes is payable on            of each year, commencing           , 2022. Chile may redeem the 20   notes, in whole or in part, on or after        , 20  , at par plus accrued interest as described in the section entitled “Description of the Notes—Optional Redemption” in this prospectus supplement.

Each series of notes will be issued under an indenture and constitute a separate series of debt securities under the indenture, in the case of the 2031 notes, together with the original notes. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Chile’s outstanding public external indebtedness issued prior to December 2, 2014. Under these provisions, which are described beginning on page 7 of the accompanying prospectus dated January 16, 2020, Chile may amend the payment provisions of any series of debt securities (including the notes) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

Application will be made to the London Stock Exchange for both series of notes to be admitted to the London Stock Exchange’s International Securities Market (“ISM”). Furthermore, application will be made to the Luxembourg Stock Exchange for the 2031 notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The ISM is not a regulated market for the purposes of Directive 2014/65/EU (as amended, “MiFID II”). The ISM is a market designated for professional investors. Notes admitted to trading on the ISM are not admitted to the Official List of the UK Financial Conduct Authority (“UKLA”). The London Stock Exchange has not approved or verified the contents of this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on or about                           , 2021. The notes have been accepted for clearance through the clearing systems of Euroclear Bank SA/NV, as operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg.

	Public Offering Price	Underwriting Discount	Proceeds to Chile (before expenses)
Per 2031 note		%(1)%		%(1)
Total for the 2031 notes	€	€	€
Per 20 note		%(2)%		%(2)
Total for the 20 notes	€	€	€

(1)                                 Plus accrued interest from July 2, 2020 to, but not including,     , 2021, totaling €          , and any additional interest from       , 2021 if settlement occurs after that date.

(2)                                 Plus accrued interest, if any, from           , 2021.

Joint lead managers and bookrunners

BNP PARIBAS	Citigroup	HSBC	J.P. Morgan	Santander

, 2021

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus dated January 16, 2020 relating to Chile’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. Chile has not authorized anyone else to provide you with different information. Chile and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

Chile is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Chile confirms that:

•                  the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of its date;

•                  it has not omitted facts, the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•                  it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

In connection with the offering of the notes, Banco Santander, S.A., or any person acting for it, may over allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date of adequate public disclosure of the final price of the notes and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which Chile received the proceeds of the issue, or no later than 60 calendar days after the date of the allotment of the notes. Any stabilization action or over allotment must be conducted by Banco Santander, S.A., or any person acting for it, in accordance with all applicable laws, regulations and rules and will be undertaken at the offices of Banco Santander, S.A. (or any person acting for it) and on the ISM and the Euro MTF Market of the Luxembourg Stock Exchange.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

Prohibition of Sales to EEA Retail Investors — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II Product Governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining the appropriate distribution channels.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

Prohibition of Sales to UK Retail Investors — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

UK MiFIR product governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) distributor should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).  This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

Notification under Section 309B(1) of the Securities and Futures Act (Chapter 289) of Singapore, as modified from time to time (the “SFA”) — The notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

CERTAIN DEFINED TERMS AND CONVENTIONS

Defined Terms

Terms used but not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus dated January 16, 2020.

Currency of Presentation

Unless otherwise stated, Chile has converted amounts relating to a period into U.S. dollars (“U.S. dollars,” “dollars” or “US$”) or Chilean pesos (“pesos,” “Chilean pesos” or “Ps.”) using the average exchange rate for that period.  For amounts at period end, Chilean pesos are translated into U.S. dollar amounts using the exchange rate at the period end.  Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you should consider before investing in the notes. You should read this prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Chile.

Aggregate Principal Amount	2031 notes: € . 20 notes: € .

Issue Price

2031 notes:         % plus accrued interest from July 2, 2020 to, but not including,        , 2021, totaling €         , and any additional interest from        , 2021 if settlement occurs after that date.

20     notes:         % plus accrued interest, if any, from           , 2021.

2031 notes Fungibility

On the issue date, the 2031 notes will be consolidated, form a single series, and be fully fungible with our outstanding 0.830% Notes due 2031 issued in an aggregate principal amount of €861,000,000 on July 2, 2019 and €693,685,000 on January 29, 2020. After giving effect to the offering, the total amount outstanding of our 0.830% Notes due 2031 will be €              .

Maturity Date	2031 notes: July 2, 2031. 20 notes: , .

Form of Securities	Chile will issue each series of notes in the form of one or more registered global securities without coupons.

Denominations

2031 notes: Chile will issue the 2031 notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

20        notes: Chile will issue the 20       notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Interest

2031 notes: Chile will pay interest annually, on July 2 of each year, commencing on July 2, 2021. The 2031 notes will bear interest from July 2, 2020 at the rate of 0.830% per year.

20         notes: Chile will pay interest annually, on            of each year, commencing on           , 2022. The 20 notes will bear interest from           , 2021 at the rate of           % per year.

Optional Redemption	The notes will be subject to redemption at the option of Chile, on terms described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Status

The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts

Chile will make all payments on the notes without withholding or deducting any taxes imposed by Chile or any political subdivision thereof or taxing authority therein, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” in the accompanying prospectus.

Taxation

For a general summary of United States federal income tax consequences resulting from the purchase, ownership and disposition of a note, holders should refer to the discussion set forth under the heading “Taxation—United States Federal Taxation” in this prospectus supplement and the accompanying prospectus.

Further Issues

Chile may from time to time, without the consent of the holders, increase the size of the issue of each series of notes, or issue additional debt securities having the same terms and conditions as each series of notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that, for U.S. federal income tax purposes, are not issued pursuant to a “qualified reopening” of the notes, are not treated as part of the same “issue” as the notes, or have greater than a de minimis amount of original issue discount shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities of a series issued in this manner will be consolidated with, form a single series and be fully fungible with the previously outstanding notes.

Use of Proceeds

Chile estimates that the net proceeds (after deduction of estimated expenses of US$               , a portion of which will be reimbursed by affiliates of the underwriters) from the sale of the notes will be €                .

It is Chile’s intention to invest an amount equal to the proceeds from the sale of the 2031 notes and 20  notes, in each case net of the underwriting discount and certain expenses, into projects that may qualify as “eligible green expenditures” and “eligible social expenditures”, respectively, under the Sustainable Bond Framework, which is described under “Recent Developments—Sustainable Bond Framework” in Chile’s amendment No. 4 on Form 18-K to the 2019 annual report filed with the SEC on November 17, 2020.

Under the Sustainable Bond Framework, eligible green and social expenditures may include tax expenditures (fiscal exemptions and subsidies), operational expenditures, investments in real assets and maintenance costs for public infrastructure, intangible assets, and transfers of capital to public or private entities.  “Eligible green expenditures” may be in one or more of the following categories: clean transportation, energy efficiency, renewable energy, living natural resources, land use and marine protected areas, efficient and climate resilient water management and green buildings (ecological buildings).  “Eligible social expenditures” may be in one or more of the following categories: support for the elderly or people with special needs in vulnerable situation, support for low-income families, support for human rights victims, support for the community through job creation, access to affordable housing, access to education, food security, access to essential health services, and social programs designed to prevent and/or alleviate unemployment derived from socioeconomic crises, including through the potential effect of financing SMEs and micro finances.

The examples of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

Listing

Application will be made to the London Stock Exchange for each series of notes to be admitted to the London Stock Exchange’s ISM. Furthermore, application will be made to the Luxembourg Stock Exchange for the 2031 notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	State of New York.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

Principal Paying Agent	The Bank of New York Mellon, London Branch.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the notes involves a significant degree of risk. Investors are urged to read carefully the entirety of the accompanying prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Notes

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity.

Chile is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Chile. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the Notes.

Chile has been advised by the underwriters that the underwriters may make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to the London Stock Exchange for each series of notes to be admitted to the London Stock Exchange’s ISM. Furthermore, application will be made to the Luxembourg Stock Exchange for the 2031 notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.  No assurance can be given as to the liquidity of the trading market for the notes. The price at which the notes will trade in the secondary market is uncertain.

There can be no assurances that Chile will make disbursements for projects with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the proceeds from the sale of the notes.

The types of eligible green and social expenditures referred to in the “Use of Proceeds” section of this prospectus supplement and in the Sustainable Bond Framework are for illustrative purposes only and no assurance can be provided that expenditures with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There is currently no market consensus on what precise attributes are required for a particular project or expenditures or series of debt securities for them to be defined as “green,” “social” or “sustainable” and therefore no assurance can be provided to investors that selected projects or expenditures will meet all investor expectations regarding sustainable performance. Adverse environmental or social impacts may occur during the design, construction and operation of a project or a project may become controversial or criticized by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by Chile) in connection with the Sustainable Bond Framework or the notes. No such opinion or certification is, nor should it be deemed to be, a recommendation by Chile, any underwriter or any other person to buy, sell or hold any notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this prospectus supplement.

Although the Sustainable Bond Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Chile to conform to these practices does not constitute or give rise to a breach or an event of default under the notes or any other instrument. Any failure by Chile to use an amount equivalent to the proceeds from the issuance of the notes as set forth in the Sustainable Bond Framework, or to meet or continue to meet the investment requirements of environmentally or socially focused investors with respect to the notes, or any withdrawal or modification of any third party opinion or certification, may affect the value of the notes and may have consequences for certain investors with portfolio mandates to invest in “green,” “social” or “sustainable” assets.

None of the underwriters is responsible for the ongoing monitoring of the use of the proceeds of the notes or Chile’s expenditures, including Chile’s budgetary expenditures referred to in the “Use of Proceeds” section of this prospectus supplement. The Sustainable Bond Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of the notes. They do not establish enforceable contractual obligations of Chile or any other person.

The certification of the 2031 notes as “climate bonds” by the Climate Bonds Initiative (“CBI”) is based solely on the “climate bond standard” published by the CBI and does not, and is not intended to, make any representation or give any assurance with respect to any other matter relating to the 2031 notes, including but not limited to, this prospectus supplement or Chile.

The certification of the 2031 notes as “climate bonds” by the CBI was addressed solely to Chile and is not a recommendation to any person to purchase, hold or sell the 2031 notes and such certification does not address the market price or suitability of the 2031 notes for a particular investor. The certification also does not address the merits of the decision by Chile or any third party to participate in any nominated project and does not express and should not be deemed to be an expression of an opinion as to Chile or any aspect of any nominated project (including but not limited to the financial viability of any nominated project) other than with respect to conformance with the “climate bond standard” published by the CBI.

In issuing or monitoring, as applicable, the certification, the CBI has assumed and relied upon and will assume and rely upon the accuracy and completeness in all material respects of the information supplied or otherwise made available to the CBI.  The CBI does not assume or accept any responsibility to any person for independently verifying (and it has not verified) such information or to undertake (and it has not undertaken) any independent evaluation of any nominated project or Chile.  In addition, the CBI does not assume any obligation to conduct (and it has not conducted) any physical inspection of any nominated project.  The certification may only be used with the 2031 notes and may not be used for any other purpose without the CBI’s prior written consent.

The certification does not and is not in any way intended to address the likelihood of timely payment of interest when due on the 2031 notes and/or the payment of principal at maturity or any other date. The certification may be withdrawn at any time in the CBI’s sole and absolute discretion and there can be no assurance that such certification will not be withdrawn.

Risk Factors and Investment Considerations Relating to Chile

Chile’s economic environment is currently challenged by the coronavirus.

In December 2019, a novel form of pneumonia first noticed in Wuhan, Hubei province (COVID-19, caused by a novel coronavirus) was reported to the World Health Organization, with cases soon confirmed in multiple provinces in China. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. Several measures have been undertaken by the Chinese government and other governments where the novel coronavirus has proven to have affected population, such as the European Union, the United Kingdom, the United States of America, South Korea and Japan among others, to control the coronavirus, including mandatory quarantines, travel restrictions to and from the above listed countries by air carriers and foreign governments.

The long-term effects to the global economy and the Chilean economy of epidemics and other public health crises, such as the on-going COVID-19 outbreak, are difficult to assess or predict, and may include risks to citizens’ health and safety, as well as reduced economic activity. It is unclear what effects they may have on the global political and economic conditions in the long term. Additionally, we cannot predict the evolution of the disease in Chile, nor any additional restrictions that might need to be imposed. However, we expect COVID-19 to have a significant adverse effect on the world economy, which could, in turn, negatively affect Chile’ s economy.

Since March 2020, the government has introduced several measures designed to address the COVID-19 outbreak and resulting economic impact. See “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in Chile’s annual report on Form 18-K for the year ended December 31, 2019 filed with the SEC on May 1, 2020 and amendment No. 4 on Form 18-K to the 2019 annual report filed with the SEC on November 17, 2020, both incorporated by reference herein.

The measures to contain the pandemic so far have resulted in a significant slowdown in economic activity that will adversely affect economic growth in 2021, to a degree that we cannot quantify as of the date of this prospectus supplement. Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in Chile may extend the adverse effect on Chile’s economy. Even though vaccination has started since the end of December 2020, there can be no assurance that vaccination will be made over the whole Chilean population and we cannot predict to what extent will such vaccination have positive effects in the Chilean economy.

USE OF PROCEEDS

Chile estimates that the net proceeds (after deduction of estimated expenses of US$                , a portion of which will be reimbursed by affiliates of the underwriters) from the sale of the notes will be €                .

It is Chile’s intention to invest an amount equal to the proceeds from the sale of the 2031 notes and 20  notes, in each case net of the underwriting discount and certain expenses, into projects that may qualify as “eligible green expenditures” and “eligible social expenditures”, respectively, under the Sustainable Bond Framework, which is described under “Recent Developments—Sustainable Bond Framework” in Chile’s amendment No. 4 on Form 18-K to the 2019 annual report filed with the SEC on November 17, 2020.

Under the Sustainable Bond Framework, eligible green and social expenditures may include tax expenditures (fiscal exemptions and subsidies), operational expenditures, investments in real assets and maintenance costs for public infrastructure, intangible assets, and transfers of capital to public or private entities.  “Eligible green expenditures” may be in one or more of the following categories: clean transportation, energy efficiency, renewable energy, living natural resources, land use and marine protected areas, efficient and climate resilient water management and green buildings (ecological buildings).  “Eligible social expenditures” may be in one or more of the following categories: support for the elderly or people with special needs in vulnerable situation, support for low-income families, support for human rights victims, support for the community through job creation, access to affordable housing, access to education, food security, access to essential health services, and social programs designed to prevent and/or alleviate unemployment derived from socioeconomic crises, including through the potential effect of financing SMEs and micro finances.

The examples of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to Chile’s annual report on Form 18-K for the fiscal year ended December 31, 2019, as amended. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF CHILE

The Outbreak of COVID-19

On November 26, 2020, the Ministry of Finance and the Ministry of Labor and Social Security, issued Supreme Decree No. 2,097 published on the Official Gazette on December 4, 2020, through which they extended until the beginning of March 2021 and December 2021, as applicable, the provisions of the Ley de Protección del Empleo (Employment Protection Law) and of Law No. 21,263, which eased certain requirements to draw from the Unemployment Insurance Fund. See “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in the Annual Report.

On December 10, 2020, and in order to mitigate the impact of the COVID-19 pandemic, Law No. 21,295 was published in the Official Gazette. This statute allows pension fund account holders to make a second withdrawal from their individual investment accounts for up to 10% of their existing balances within a one-year period subject to a maximum withdrawal of unidades de fomento (“UF”) 150 and a minimum withdrawal of UF 35, unless the account holder has a balance lower than UF 35 in the account, in which case the account holder may withdraw the total amount therein. The funds withdrawn will be considered as non-taxable income for individuals earning taxable income in the year of the withdrawal not in excess of 30 unidades tributarias anuales, according to Article 52 et sec of Decree Law No. 824 of 1974, as amended, the Income Tax Law. For a description of the statute that allowed pension fund account holders to make the first withdrawal from their individual investment accounts, see “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in amendment No. 4 to the Annual Report. The aggregate financial assets held by the Chilean pension funds as of January 11, 2021 totaled approximately US$212.7 billion, compared to US$214.5 billion as of December 31, 2019.  On December 21, 2020, the Constitutional Court of Chile ruled that the second withdrawal was unconstitutional, on the grounds that the right to initiate bills relating to social security matters is a Presidential prerogative; however, this decision will not affect the withdrawals made prior to such decision.

On December 14, 2020, as part of the Plan de Emergencia por la Protección de los ingresos de las Familias y la Reactivación Económica y del Empleo (Emergency Plan for the Protection of Family Income, and Economic and Employment Reactivation) announced in June 2020 by the government, Law No. 21,288 was published in the Official Gazette. This statute creates an extraordinary fund managed by the Minister of Finance that is designed to cover the government’s COVID-19 related expenses (“COVID Emergency Fund”), which will be funded by the public treasury, as well as profits from the Fund’s investments. The COVID Emergency Fund will finance up to US$12 billion of the Emergency Plan for the Protection of Family Income, and Economic and Employment Reactivation, and will automatically expire on the earlier of June 30, 2022 or the depletion of the funds. Any remaining balance of the COVID Emergency Fund as of June 30, 2022 will be allocated to the Fondo de Estabilización Económica y Social (Economic and Social Stabilization Fund, or the “FEES”).

On December 16, 2020, the Instituto de Salud Pública de Chile (Institute of Public Health of Chile) authorized the emergency use of the Pfizer-BioNTech COVID-19 vaccine. The vaccine is scheduled to be applied by order of risk-related priority, commencing with health care staff from intensive care units and followed by personnel working in critical patient units, the elderly and chronic patients.  The first 20,000 doses from Pfizer-BioNTech arrived in Chile in December 2020. Vaccines produced by other laboratories are also expected to be submitted for approval of the Institute of Public Health. The government has agreements for a total of 40 million vaccines from various companies, conditional on their respective sanitary approvals.  The vaccine will be voluntary and made available free of charge.

On December 21, 2020, the President submitted to Congress a draft bill to amend the Fondo de Garantía para Pequeños Empresarios (Small Enterprise Guarantees Fund or “FOGAPE”), and to create a new FOGAPE program focused on investment and economic reactivation, relaxing the current conditions for the financing of small, medium and large enterprises. The purpose of the bill includes (i) allowing the proceeds of financings guaranteed by FOGAPE to be used in debt refinancing; (ii) extending the availability period of financings guaranteed by FOGAPE under Law No. 21,229 (the “FOGAPE COVID-19 Program”) until December 31, 2021; (iii) eliminating the maximum interest rate applicable to financings guaranteed by FOGAPE and authorizing the President to set a different rate pursuant to a supreme decree; (iv) authorizing the Ministry of Finance to increase the FOGAPE guarantees’ limits for those economic sectors most affected by the financial crisis; (v) authorizing the Ministry of Finance acting via supreme decree to regulate the conditions and requirements for different regimes of FOGAPE guarantees that could fit to the enterprises’ requirements and the current national economic context; and (vi) allowing for an extension of the repayment dates in the loans and guarantees granted under the FOGAPE COVID-19 program, to up to 60 months after the disbursement.

On January 4, 2021, Law No. 21,299 was published in the Official Gazette, allowing financial institutions to grant “postponement loans” (créditos de postergación) to mortgage loans debtors with the sole purpose of refinancing up to six monthly installments of mortgage secured loans. The postponement loans will be guaranteed by the FOGAPE and will be exclusively used to pay the deferred installments of mortgage secured loans. In addition, postponement loans will not be subject to stamp taxes and their interest rate will not exceed the rate of the related original mortgage secured loans.

The government currently maintains the “step-by-step” gradual lockdown relief program in force since March 2020. This includes five stages ranging from quarantine to advance re-opening, based on a formula that combines factors, such as, new cases per capita in a given area, size of the elderly and vulnerable population and access to medical care, among others. Depending on the results of these health and safety guidelines and criteria, the government may allow each district or region to gradually advance to the full re-opening stage or re-impose lockdowns or quarantines. As of January 4, 2021, 12.5% of the population was subject to restricted mobility under this program and the stringency index (a composite measure based on nine response indicators including school closures, workplace closures, and travel bans) stood at 79.17, compared to 10.4% of the population and stringency index of 73.15 as of March 31, 2020.

As of January 13, 2021, 652,525 COVID-19 infections had been recorded in Chile, of which 23,407 were active as of such date, with 3,394 new cases recorded on January 13, 2021, and 17,204 total deaths.

The Chilean Constitution and Government

On December 21, 2020, Congress approved a constitutional amendment pursuant to Law No. 21,298 to reserve 17 seats, out of the 155 seats in the Constitutional Convention to be elected in 2021 to draft the new Chilean Constitution, for indigenous people as such are recognized by Law No. 19,253.

Foreign Investment

On December 3, 2020, a bill was submitted to Congress to restrict a foreign state’s acquisition of interests in companies that provide public utility services, the interruption of which may cause serious damage to the national health, economy, supply or security. The bill would require Congress’s prior authorization of such acquisitions pursuant to a ley de quórum calificado (special majority law). As of the date of this amendment to the Annual Report, discussion and approval of the bill is still pending.

Foreign Exchange Regulations

On December 24, 2020, the Board of Directors of the Central Bank adopted a resolution amending the Compendium of Foreign Exchange Regulations to expand the list of foreign exchange transactions that may be made in Chilean pesos. The newly authorized transactions include: (i) derivatives transactions with physical settlement in Chilean pesos; (ii) the opening and maintenance of Chilean peso bank accounts by non-Chilean domiciled/residents; (iii) the granting of credits in Chilean pesos by Chilean domiciled/residents to non-Chilean domiciled/residents; (iv) the making of deposits or other investments abroad in Chilean pesos by Chilean domiciled/residents; and (v) the granting or making of Chilean peso credits, deposits, investments or capital contributions by non-Chilean domiciled/residents. The new regulations are expected to become effective on March 1, 2021 for the transactions described in (i), (ii) and (iii), and September 1, 2021 for the transactions described in (iv) and (v).

THE ECONOMY

Economic Performance Indicators

The following table sets forth certain macroeconomic performance indicators for the period indicated:

	Current Account (in millions of US$)(1)	Real GDP Growth (in %)(2)	Domestic Demand Growth (in %)(2)
Nine months ended September 30, 2020	2,400	(7.9)%	(11.2)%

(1) Current account data for the period indicated.

(2) Compared to the same period in 2019.

Source:  Chilean Central Bank.

The following table sets forth changes in the Imacec, Mining Imacec and Non-mining Imacec for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec

(% change from same period in previous year)

	Imacec	Mining Imacec	Non-mining Imacec
2020
January	1.5	3.2	1.3
February	3.3	11.5	2.6
March	(3.5)	1.9	(4.0)
April	(14.3)	0.5	(15.7)
May	(15.5)	1.7	(17.3)
June	(13.6)	2.4	(15.3)
July	(11.3)	2.1	(12.7)
August	(11.0)	(2.9)	(11.9)
September	(4.8)	(2.0)	(5.1)
October	(1.2)	1.6	(1.5)
November	0.3	(1.1)	0.4

Source:  Chilean Central Bank.

Gross Domestic Product

For the nine months ended September 30, 2020, real GDP contracted 7.9% compared to the same period in 2019, with the sharpest contraction taking place in the second quarter of 2020 (14.5%). This contraction was mainly due to the impact of the measures implemented to prevent the spread of COVID-19 in the manufacturing and service sectors, which reduced demand for imports. During the nine months ended September 30, 2020, aggregate domestic demand decreased 11.2%, gross fixed capital formation decreased 13.2%, total consumption decreased 10.3% and exports decreased 1.2%, while imports decreased 15.1%, in each case in real terms when compared to the same period in 2019.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous period prices, each for the periods indicated:

Nominal GDP and Expenditures

(at current prices for the period indicated, in billions of Chilean pesos)

	Nine months ended September 30,
	2019	2020
Nominal GDP	146,881	145,378
Aggregate domestic demand	147,668	138,025
Gross fixed capital formation	31,221	28,891
Change in inventories	2,316	822
Total consumption	114,130	108,313
Private consumption	93,168	85,491
Government consumption	20,962	22,822
Total exports	40,965	46,166
Total imports	41,752	38,813
Net exports	(787)	7,353

Source:  Chilean Central Bank.

Real GDP and Expenditures

(chained volume at previous period prices, in billions of Chilean pesos)

	Nine months ended September 30,
	2019	2020
Real GDP	115,523	106,448
Aggregate domestic demand	117,205	103,400
Gross fixed capital formation	24,026	20,846
Change in inventories	1,856	640
Total consumption	91,323	81,914
Private consumption	75,354	66,954
Government consumption	15,971	14,914
Total exports	33,078	32,670
Total imports	34,999	29,718
Net exports	(1,921)	2,952

Source:  Chilean Central Bank.

Composition of Demand

For the nine months ended September 30, 2020, consumption, as a percentage of GDP and measured at current prices, decreased to 74.5% of GDP compared to 77.7% of GDP in the same period in 2019, mainly due to the impact of measures implemented to prevent the spread of COVID-19 pandemic and its effects. See “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in the Annual Report and “Recent Developments—Republic of Chile—Social Developments—The Outbreak of COVID-19” in amendment No. 4 to the Annual Report. Gross fixed capital formation decreased to 19.9% of GDP in the nine months ended September 30, 2020 compared to 21.3% of GDP in the same period in 2019. For the nine months ended September 30, 2020, exports measured at current prices accounted for 33.4% of GDP and imports measured at current prices accounted for 26.7% of GDP compared to 27.7% and 28.4% of GDP for the same period in 2019, respectively.

The following table presents GDP by categories of aggregate demand for the periods indicated:

GDP by Aggregate Demand

(% of GDP, except as indicated)

	Nine months ended September 30,
	2019		2020
Nominal GDP (in billions of Chilean pesos)	Ps.	146,881	Ps.	145,378
Domestic absorption	100.5		94.9
Total consumption	77.7		74.5
Private consumption	63.4		58.8
Government consumption	14.3		15.7
Change in inventories	1.6		0.6
Gross fixed capital formation	21.3		19.9
Exports of goods and services	27.7		33.4
Imports of goods and services	28.4		26.7

Source:  Chilean Central Bank.

Savings and Investment

For the nine months ended September 30, 2020, total gross savings (or domestic gross investment) decreased as a percentage of GDP as a consequence of a decrease in external savings.

The following table sets forth information for savings and investment for the periods indicated:

Savings and Investment
(% of GDP)

	Nine months ended September 30, 2019	Nine months ended September 30, 2020
National Savings	18.8	21.8
External Savings	4.0	(1.4)
Total Gross Savings or Domestic Gross Investment	22.8	20.4

Source:  Chilean Central Bank.

Principal Sectors of the Economy

For the nine months ended September 30, 2020, the primary sector of Chile’s economy increased 0.2%, the manufacturing sector decreased 5.8% and the services sector decreased 9.3%, in each case, in real terms.  Whereas the primary sector was stable, the decrease in the manufacturing sector was driven mainly by reduced prices in the textiles, clothing and leather, and the non-metallic mineral products and base metal products sub-sectors, and the decrease in the services sector was driven mainly by reduced activity in the transport and the personal services sub-sectors.

The following table presents changes in real GDP by sector for the period indicated:

Change in Real GDP by Sector
(% change from same period in previous year, except as indicated)

	Nine months ended September 30, 2020
Primary sector:	0.2
Agriculture, livestock and forestry	(4.2)
Fishing	(5.6)
Mining	1.8
Copper	1.2
Other	7.4
Manufacturing sector:	(5.8)
Foodstuffs, beverages and tobacco	(2.0)
Textiles, clothing and leather	(32.8)
Wood products and furniture	(8.5)
Paper and printing products	(2.2)
Chemicals, petroleum, rubber and plastic products	(10.0)
Non-metallic mineral products and base metal products	(11.2)
Metal products, machinery and equipment and miscellaneous manufacturing	(4.4)
Services sector:	(9.3)
Electricity, oil and gas and water	(0.6)
Construction	(15.3)
Trade and catering	(12.7)
Transport	(21.8)
Communications	(0.7)
Financial services	(2.7)
Housing	(2.9)
Personal services	(19.6)
Public administration	3.0
Subtotal	(7.5)
Net adjustments for payments made by financial institutions, VAT and import tariffs	(9.6)
Total GDP	(7.9)
Real GDP (chained volume at previous year prices, in billions of Chilean pesos)	Ps.	106,448.2

Source:  Chilean Central Bank.

The following table presents the components of Chile’s nominal GDP for the periods indicated:

Nominal GDP by Sector
(% of GDP, except as indicated)

	Nine months ended September 30, 2019	Nine months ended September 30, 2020
Primary sector:	12.8	15.8
Agriculture, livestock and forestry	3.0	3.4
Fishing	0.6	0.6
Mining	9.1	11.8
Copper	8.2	10.8
Other	0.9	1.1
Manufacturing sector:	10.2	10.3
Foodstuffs, beverages and tobacco	4.6	4.7
Textiles, clothing and leather	0.1	0.1
Wood products and furniture	0.6	0.6
Paper and printing products	0.9	0.8
Chemicals, petroleum, rubber and plastic products	1.9	2.0
Non-metallic mineral products and base metal products	0.4	0.4
Metal products, machinery and equipment and miscellaneous manufacturing	1.6	1.6
Services sector:	68.6	66.0
Electricity, oil and gas and water	2.9	3.2
Construction	6.5	5.7
Trade and catering	11.5	10.5
Transport	5.1	4.5
Communications	2.1	2.0
Financial services	14.9	14.8
Housing	8.4	8.4
Personal services	12.5	12.0
Public administration	4.7	4.9
Subtotal	91.6	92.1
Net adjustments for payments made by financial institutions, VAT and import tariffs	8.4	7.9
Total GDP	100.0	100.0
Nominal GDP (in billions of Chilean pesos)	146,881.2	145,378.1

Source:  Chilean Central Bank.

Primary Sector

The Chilean economy’s primary sector’s direct contribution to nominal GDP was 15.8% in the nine months ended September 30, 2020, compared to 12.8% in the same period in 2019.

Agriculture, Livestock and Forestry

For the nine months ended September 30, 2020, the agriculture, livestock and forestry sector decreased 4.2% in real terms, as compared to the same period in 2019, and accounted for 3.4% of nominal GDP for the nine months ended September 30, 2020, compared to 3.0% of nominal GDP during the same period in 2019.

Manufacturing Sector

For the nine months ended September 30, 2020, the manufacturing sector accounted for 10.3% of nominal GDP, compared to 10.2% of nominal GDP for the same period in 2019.

Services Sector

Electricity, Oil and Gas and Water

For the nine months ended September 30, 2019, the electricity, oil and gas and water sector accounted for 3.2% of nominal GDP, compared to 2.9% for the same period in 2019.

Construction

For the nine months ended September 30, 2020, the construction sector accounted for 5.7% of nominal GDP, compared to 6.5% for the same period in 2019.

Trade and Catering

For the nine months ended September 30, 2020, the catering sector accounted for 10.5% of nominal GDP, compared to 11.5% for the same period in 2019.

Transport

For the nine months ended September 30, 2020, the transport sector accounted for 4.5% of nominal GDP, compared to 5.1% for the same period in 2019.

Communications

For the nine months ended September 30, 2020, the communications sector accounted for 2.0% of nominal GDP, compared to 2.1% for the same period in 2019.

Financial Services

For the nine months ended September 30, 2020, the financial services sector accounted for 14.8% of nominal GDP, compared to 14.9% for the same period in 2019.

As of June 30, 2020, the latest available information, the market capitalization of the Latin American Integrated Market (Mercado Integrado Latinoamericana, or MILA) totaled US$628 billion.

Housing

For the nine months ended September 30, 2020 and 2019, the housing sector accounted for 8.4% of nominal GDP.

Personal Services

For the nine months ended September 30, 2020, the personal services sector accounted for 12.0% of nominal GDP, compared to 12.5% for the same period in 2019.

Public Administration

For the nine months ended September 30, 2020, the public administration sector accounted for 4.9% of nominal GDP, compared to 4.7% in the same period in 2019.

Employment and Labor

Employment

As of November 30, 2020, the rate of unemployment was 10.8%, compared to 7.0% as of November 30, 2019.

The following table presents information on employment and the labor force in Chile for the periods indicated:

Employment and Labor
(in thousands of persons or percentages)

Three months ended November 30, 2020
Nationwide:
Working Age Population	15,782.1
Labor force	8,871.1
Employment	7,916.7
Participation rate (%)	56.2
Unemployment rate (%)	10.8

Source:  National Statistics Institute and University of Chile surveys.

For the nine months ended September 30, 2020, the manufacturing sector employed 10.2% of Chile’s labor force and accounted for 10.3% of GDP. For the same period, the agriculture, livestock, forestry and fishing sectors accounted for 3.4% of GDP and employed 6.8% of Chile’s labor force.  The mining sector accounted for 11.8% of GDP and employed only approximately 2.5% of Chile’s labor force, due to the less labor-intensive nature of this sector.

The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the period indicated:

Employment
(% of total labor force employed)

Three months ended November 30, 2020(1)
Primary sector	9.4
Agriculture, livestock and forestry and fishing	6.8
Mining	2.5
Manufacturing sector	10.2
Services sector	80.4
Electricity, gas and water	1.5
Construction	7.8
Trade and catering	22.6
Transport and communications	8.1
Financial services	2.4
Community and social services(2)	38.1
Total	100.0

(1)  Constitutes an average for the three months ended November 30, 2020.

(2)  Includes services related to housing, professional, technical and administrative support activities, public administration and defense, education and health, among others.

Source:  National Statistics Institute.

For the three months ended November 30, 2020, women accounted on average for 40.8% of the total nationwide labor force.

Wages

There was no change in average real wages in the ten months ended October 31, 2020, compared to the same period in 2019. However, productivity for the nine months ended September 30, 2020 increased approximately by 5.3%, compared to the same period in 2019.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a deficit of US$3.5 billion for the nine months ended September 30, 2020, compared to a deficit of US$1.8 billion for the same period in 2019.

Current Account

Chile’s current account recorded a surplus of US$2.4 billion (1.3% of GDP) for the nine months ended September 30, 2020, compared to a deficit of US$8.6 billion (4.2% of GDP) for the same period in 2019.

The merchandise trade surplus increased to US$12.6 billion for the nine months ended September 30, 2020, from US$2.9 billion for the same period in 2019, driven by a decrease in merchandise imports (US$39.8 billion for the nine months ended September 30, 2020 compared to US$49.6 billion for the same period in 2019).

Capital Account and Financial Account

Chile’s capital account recorded a surplus of US$0.9 million for the nine months ended September 30, 2020, compared to a surplus of US$2.6 million for the same period in 2019.

The financial account registered a deficit of US$1.3 billion (0.7% of GDP) for the nine months ended September 30, 2020, compared to a deficit of US$8.8 billion (4.3% of GDP) for the same period in 2019. This decrease in the deficit was mainly due to negative net portfolio investment and negative other investments.

The following table sets forth Chile’s balance of payments for the periods indicated:

Balance of Payments
(in millions of US$)

	Nine months ended September 30, 2019	Nine months ended September 30, 2020
Current account
Current account, net	(8,569)	2,400
Goods and Services, net	(1,036)	9,167
Merchandise Trade Balance	2,871	12,597
Exports	52,495	52,439
Imports	49,625	39,843
Services	(3,907)	(3,430)
Credits	7,064	4,965
Debits	10,971	8,395
Income, net	(8,609)	(7,481)
Income from investment	(8,148)	(7,110)
Income from direct investment(1)	(8,146)	(7,116)
Abroad	3,302	2,715
From abroad	11,448	9,831
Income from portfolio investment	386	82
Dividends	1,697	1,728
Interest	(1,311)	(1,646)
Income from other investment	(388)	(76)
Credits	722	602
Debits	1,110	679
Current transfers, net	1,076	714
Credits	2,034	1,986
Debits	(958)	(1,272)
Capital and financial accounts
Capital and financial accounts, net	(8,769)	(1,279)
Capital account, net	3	1
Financial account, net	(8,772)	(1,280)
Direct investment, net	(3,586)	(1,620)
Direct investment abroad	6,747	5,353
Shares and other capital	5,028	2,201
Earnings reinvested	2,911	2,304
Debt instruments(2)	(1,193)	848
Direct investment to Chile	10,333	6,974
Shares and other capital	5,454	4,631
Earnings reinvested	4,072	1,929
Debt instruments(2)	807	414
Portfolio investment, net	(3,281)	(9,732)
Assets	2,774	(1,770)
Liabilities	6,056	7,962
Financial Derivatives, net	377	(9,732)
Other Investment, net(3)	(496)	2,667
Assets	152	8,711
Commercial credits	(1,006)	(123)
Loans	(251)	(150)
Currency and deposits	1,408	9,028
Other assets	—	(44)
Liabilities	647	(2,229)
Commercial credits	(936)	(1,026)
Loans(3)	1,700	(902)
Currency and deposits	(117)	(300)
Other liabilities	—	—
Assets in reserve, net	(1,785)	(3,534)
Errors and omissions, net	(205)	(3,680)
Financial account (excluding change in reserves)	(8,772)	(1,280)
Total balance of payments	(1,785)	(3,534)

(1)  Includes interest.

(2)  Includes trade credits, loans, currency and deposits.

(3) Short term net flows.

Source:  Chilean Central Bank.

Merchandise Trade

Chile’s imports for the nine months ended September 30, 2020 originated mainly in China (27.6% of total imports), the United States (18.5% of total imports), Brazil (7.1% of total imports), Argentina (5.4% of total imports), Germany (4.1% of total imports) and Mexico (2.7% of total imports).  In the nine months ended September 30, 2020, merchandise imports totaled US$39.8 billion. Intermediate goods, such as oil and others fossil fuels, accounted for 51% of total imports in the nine months ended September 30, 2020 compared to 50% for the same period in 2019. Imports of consumer goods amounted to 27% of total imports in the nine months ended September 30, 2020 compared to 29% in the same period in 2019.  Imports of capital goods accounted for 22% of total imports for that period compared to 21% for the same period in 2019.

The primary destinations of Chile’s exports for the nine months ended September 30, 2020 were China (which received 37.1% of total exports), the United States (which received 13.8%), Japan (which received 8.8%), South Korea (which received 5.7%) and Brazil (which received 4.0%). In the nine months ended

September 30, 2020, merchandise exports totaled US$52.4 billion. During the nine months ended September 30, 2020, the proportion of Chile’s exports to Asia as a percentage of total exports increased from 53.6% to 57.1%, while the proportion of Chile’s exports to North America decreased from 17.8% to 16.6%, as compared to the same period in 2019.

The following tables set forth information regarding exports and imports for the periods indicated:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	Nine months ended September 30, 2019	Nine months ended September 30, 2020
Exports (FOB)
Americas:
Argentina	0.9	0.8
Brazil	4.5	4.0
Mexico	2.0	1.5
United States	14.4	13.8
Other	9.3	7.7
Total Americas:	31.1	27.7
Europe:
France	1.3	2.1
Germany	1.3	1.4
Italy	2.3	1.9
United Kingdom	1.9	1.6
EFTA	0.9	0.9
Other	5.7	5.8
Total Europe:	13.5	13.7
Asia:
Japan	8.8	8.8
South Korea	7.1	5.7
Taiwan	2.3	1.8
China	30.7	37.1
Other	4.6	3.8
Total Asia:	53.6	57.1
Other:(1)	1.8	1.5
Total exports:	100.0	100.0

	Nine months ended September 30, 2019	Nine months ended September 30, 2020
Imports (CIF)
Americas:
Argentina	4.7%	5.4%
Brazil	8.3%	7.1%
Mexico	3.1%	2.7%
United States	19.1%	18.5%
Other	8.8%	8.8%
Total Americas:	43.9%	42.5%
Europe:
France	2.3%	1.6%
Germany	4.1%	4.1%
Italy	0.6%	0.7%
United Kingdom	2.4%	2.4%
EFTA	0.9%	0.9%
Other	6.9%	7.7%
Total Europe:	17.2%	17.4%
Asia:
Japan	3.7%	2.1%
South Korea	2.1%	1.5%
Taiwan	0.4%	0.4%
China	23.9%	27.6%
Other	5.2%	5.2%
Total Asia:	35.3%	36.8%
Other:(1)	3.5%	3.3%
Total imports:	100.0%	100.0%

(1) Includes Africa, Oceania and other countries, including those in tax free zones.

Source:  Chilean Central Bank.

Services Trade

For the nine months ended September 30, 2020, exported services decreased 30% and imported services decreased 23%, compared to the same period in 2019.

MONETARY AND FINANCIAL SYSTEM

Inflation

As of December 31, 2020, the year-to-date inflation rate was 3.0%.  The monetary policy rate (Tasa de Política Monetaria, or TPM) stood at 0.5% at the end of the twelve months ended December 31, 2020.

The following table shows changes in the CPI and the PPI for the periods indicated.

Inflation

(% change from same period in 2019)

	CPI	PPI (1)
Eleven months ended November 30, 2020	2.7	8.1
Twelve months ended December 31, 2020	3.0	N.A.

(1) Manufacturing, mining and electricity, water and gas distribution industries.

Source:  CPI, Chilean Central Bank.  PPI, National Institute of Statistics

Exchange Rate Policy

The Chilean peso was trading at Ps. 711.2/US$1.00 on December 31, 2020, compared to Ps. 744.6/US$1.00 on December 31, 2019.

The following table shows the high, low, average and period-end Chilean peso/U.S. dollar exchange rate for the 12 months ended December 31, 2020.

Observed Exchange Rates (1)
(Chilean pesos per US$)

	High	Low	Average(2)	Period-End
Twelve months ended December 31, 2020	867.8	710.3	792.2	711.2

(1) The table presents the high, low, average and period-end observed rates for the period.

(2) Represents the average of average monthly rates for the period indicated.

Source:  Chilean Central Bank.

International Reserves

Net international reserves of the Chilean Central Bank totaled approximately US$36.4 billion as of November 30, 2020, compared to US$37.5 billion as of November 30, 2019. On January 13, 2021, the Central Bank announced a program for the purchase of U.S. dollars, to increase its international reserves up to approximately 18.0% of Chile’s GDP and to replenish USD 2.55 billion reserves used for foreign exchange trades between December 2019 and January 2020. The program will be for an amount up to US$12 billion, which will be gradually acquired at US$40 million per day. The program is intended to enable the Central Bank to acquire international reserves in an amount sufficient to cover amounts that would have been available to be drawn under the flexible credit facility granted to the Central Bank by the IMF that will expire in 2022.

The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

Net International Reserves of the Chilean Central Bank
(in millions of US$)

	As of November 30, 2019	As of November 30, 2020
Chilean Central Bank:
Assets:
Gold	12.0	39,165.7
Special Drawing Rights (SDRs)	745.7	14.9
Reserve position in the IMF	419.0	674.9
Foreign exchange and bank deposits	5,435.7	1,857.3
Securities	34,044.6	35,942.9
Other assets(1)	0.0	0.0
Total	40,657.0	39,165.7

Liabilities:
Reciprocal Credit Agreements	—	—
Bonds and promissory notes	113.0	17.0
Accounts with international organizations	84.0	85.0
SDR allocations	1,116.0	1,168.0
Short Term Liabilities	0.0	0.0
Total	1,313.0	1,271.0
Total international reserves, net	37,473.0	36,438.0

(1) Includes reciprocal credit agreements with the central banks member of Latin American Integration Association (ALADI)’s Agreement of Reciprocal Payments and Credits.

Source:  Chilean Central Bank

Money Supply

The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)
(in billions of Chilean pesos)

	As of September 30, 2019	As of September 30, 2020
Currency in circulation	6,782.6	10,984.9
Bank reserves	5,606.5	13,984.5
Monetary base	12,389.0	24,969.4

(1) There are no demand deposits at the Chilean Central Bank.

Source:  Chilean Central Bank.

Monetary Aggregates
(in billions of Chilean pesos)

As of September 30, 2020

Currency in circulation	10,984.9
Demand deposits at commercial banks	50,970.4
M1(1)	61,955.3
Total time and savings deposits at banks	88,040.4
Others	7,373.4
M2(2)	157,369.1
Foreign currency deposits at Chilean Central Bank	25,632.5
Documents of Chilean Central Bank	13,582.4
Letters of Credit	265.3
Private Bonds	29,986.2
Others	45,698.6
M3(3)	272,534.2

(1)  M1:  Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.

(2) M2:  M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).

(3)  M3:  M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source:  Chilean Central Bank.

The following table shows changes in selected monetary indicators for the period indicated:

Selected Monetary Indicators
(in % change for the 9-month period ended September 30, 2020)

Nine months ended September 30, 2020
M1 (% change)	61.5
M2 (% change)	9.0
Credit from the financial system (% change)	7.9
Average annual Chilean peso deposit rate(%)(1)	0.0

(1) Represents real interest rates for a period of 90 to 365 days.

Source:  Chilean Central Bank.

The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates
(in billions of Chilean pesos)

	As of September 30,
	2019	2020
Liquidity aggregates (at period end)	12,389.0	24,969.0
Monetary base:
Currency, excluding cash in vaults at banks	6,783.0	10,985.0
M1(1)	38,363.0	61,955.0
M2(2)	144,341.0	157,369.0
M3(3)	249,939.0	272,534.0
Credit aggregates (at period end):
Private sector credit	169,397.0	183,067.0
Public sector credit	1,659.0	11,921.0
Total domestic credit(4)	150,311.0	162,209.0
Deposits(4):
Chilean peso deposits	149,763.0	159,076.0
Foreign-currency deposits	22,963.0	31,023.0
Total deposits	172,726.0	190,100.0

(1) Currency in circulation plus Chilean peso-denominated demand deposits.

(2) M1 plus Chilean peso-denominated savings deposits.

(3) M2 plus deposits in foreign currency, principally U.S. dollars.  Does not include government time deposits at Chilean Central Bank.

(4)  Includes capital reserves and other net assets and liabilities.

Source:  Chilean Central Bank.

Financial Sector

General Overview of Banking System

The following tables provide certain statistical information on the financial system:

Chilean Financial System
(in millions of US$, except for percentages)

	As of September 30, 2019
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private-sector banks	318,349.0	84.4%	226,882.0	86.3%	159,949.0	81.4%	25,911.0	89.6%
Foreign- owned private-sector banks(2)	1,564.0	0.4%	301.0	0.1%	363.0	0.2%	592.0	2.0%
Private-sector total	319,913.0	84.8%	227,184.0	86.5%	160,312.0	81.6%	26,503.0	91.7%
Banco Estado	57,171.0	15.2%	35,607.0	13.5%	36,153.0	18.4%	2,404.0	8.3%
Total banks	377,084.0	100.0%	262,791.0	100.0%	196,465.0	100.0%	28,908.0	100.0%

	As of September 30, 2020
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private-sector banks	345,952.0	83.7%	225,595.0	86.4%	166,755.0	81.2%	24,602.0	88.7%
Foreign- owned private-sector banks(2)	2,477.0	0.6%	334.0	0.1%	289.0	0.1%	575.0	2.1%
Private-sector total	348,429.0	84.3%	225,928.0	86.5%	167,044.0	81.3%	25,177.0	90.8%
Banco Estado	64,683.0	15.7%	35,185.0	13.5%	38,358.0	18.7%	2,548.0	9.2%
Total banks	413,112.0	100.0%	261,113.0	100.0%	205,402.0	100.0%	27,725.0	100.0%

(1) Corresponds to the “Capital Básico.”  This item included capital and reserves.

(2) Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks.  If classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks as of September 30, 2019 would be as follows: assets: 42.2%, loans: 42.1%, deposits: 38.3% and shareholders’ equity: 45.2%, with the corresponding reduction in the market share of domestically owned private-sector banks, and as of September 30, 2020 such market share would be as follows: assets:  42.3%, loans:  41.9%, deposits: 38.5% and shareholders’ equity: 42.9%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source:  CMF.

The following tables set forth the total assets of the four largest Chilean private-sector banks, the state-owned Banco Estado and other banks in the aggregate for the periods indicated:

	As of September 30, 2020
	in billions of Chilean Pesos	Market Share (%)
Banco Santander-Chile	57.2	17.6
Banco Estado	50.7	15.7
Banco de Chile	45.3	14.0
Banco de Crédito e Inversiones	57.1	17.6
Itaú Corpbanca	36.8	11.3
Other banks	77.0	23.8
Total Banking System	324.1	100.0

Source:  CMF.

	As of September 30, 2019
	in billions of Chilean Pesos	Market Share (%)
Banco Santander-Chile	46.6	17.0
Banco Estado	41.5	15.2
Banco de Chile	39.4	14.4
Banco de Crédito e Inversiones	47.0	17.2
Itaú Corpbanca	32.5	11.9
Other banks	66.6	24.3
Total Banking System	273.6	100.0

Source:  CMF.

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Financial System Indicators
(%)

	Nine months ended September 30
	2019	2020
Return on assets	0.8	0.2
Return on equity	9.7	3.6
Non-performing loans as a percentage of total loans	0.9	0.9
Gross operational margin/assets	3.2	2.5
Operating expenses/operating revenue	44.9	48.1
Operating expenses/average total assets	1.5	1.2
Regulatory capital to risk-weighted assets	13.0	14.1

Source:  CMF.

Recent Developments in Banking Regulation

On December 1, 2020, following the publication of new chapters of the Compilation of Banking Rules relating to Tier 3 and the determination of risk-weighted assets, the Comisión para el Mercado Financiero (Commission for the Financial Market, or the “CMF”)  announced the culmination of the regulatory implementation process of Basel III standards in Chile. Notwithstanding the foregoing, the actual implementation of Basel III requirements was postponed until November 30, 2021, and in the case of Tier 3 requirements, until 2023. See “Recent Developments — The Outbreak of COVID-19”.

Minimum Capital; Capital Adequacy Requirements

The General Banking Law provides that banks must meet a minimum paid-in capital and reserves requirement equal to UF 800,000 (approximately US$31.5 million as of January 14, 2021).

A minimum of 50.0% of the minimum capital shall be duly paid at the moment a bank is incorporated (or at the moment of receiving authorization to start operations, in the case of a branch of a foreign bank). There is no legal term to pay the remaining capital. However, until the bank reaches the required minimum capital, its regulatory capital must be no less than 6.5% of its risk weighted assets. This requirement decreases to 1.0% of risk weighted assets after the bank’s regulatory capital reaches at least UF 600,000 (approximately US$23.6 million as of January 14, 2021). See “Monetary and Financial System — Financial Sector — Minimum Capital; Capital Adequacy Requirements” in the Annual Report.

Capital Markets

Financial Markets Commission

In October 2020, following recommendations from the International Monetary Fund and the comparative experience of other integrated financial regulators, the CMF presented its new organizational structure based on the Twin Peaks model. Pursuant to such model, supervision will now be based on two main pillars: prudential supervision (solvency and risk management), and conduct supervision (market integrity, transparency and consumer protection). The transition to this structure started on January 1, 2021 and is expected to be completed by year end. See “Monetary and Financial System—Capital Markets—Financial Markets Commission” in the Annual Report.

Stock Exchanges

The table below summarizes the value of the main indexes of the Santiago Stock Exchange as of December 31, 2020:

Indicators for the Santiago Stock Exchange

	S&P/CLX/ IGPA(1)	S&P/CLX/ IPSA(2)
As of December 31, 2020	21.007	4.177

(1)                                 The General Stock Price Index (Índice General de Precios de Acciones, or S&P/CLX IGPA) is an index designed to serve as a broad benchmark for the Chilean equities market. The index seeks to measure the performance of Chile-domiciled stocks listed on the Santiago Stock Exchange that have a relevant trading presence. Pension funds are not covered by the index.

(2)                                 The Selective Stock Price Index (Índice de Precios Selectivo de Acciones, or S&P/CLX IPSA) is an index designed to measure the performance of the largest and most liquid stocks listed on the Santiago Stock Exchange.

Source:  Santiago Stock Exchange.

Institutional Investors

The following table sets forth the amount of assets of the various types of institutional investors in Chile as of the indicated dates:

Total Assets of Institutional Investors (in billions of US$)

As of September 30,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
2019	214,505.0	54,596.0	57,283.0	—	—	326,383.0
2020	192,384.0	52,044.0	56,127.0	—	—	300,555.0

(1) Includes international investment funds.

Source:  CMF, Superintendency of Pensions.

Pension Funds and the Chilean Pension System

On December 16, 2020, the President submitted to Congress a bill to amend Decree Law No. 3,500, the statute that governs the Chilean Pension Funds System. The bill would impose certain restrictions on the ability of account holders to freely transfer the balances held in and to any of the five different classes of funds that form part of and are available for investment in their individual pension fund accounts. As of the date of this amendment to the Annual Report, the bill is still pending in Congress.

On December 10, 2020, and in order to mitigate the impact of the COVID-19 pandemic, Law No. 21,295 was published in the Official Gazette, which allows pension fund account holders to make a second withdrawal from their individual investment accounts. See “Recent Developments — The Outbreak of COVID-19”.

PUBLIC SECTOR FINANCES

Fiscal Responsibility Law

Pension Reserve Fund

The table below sets forth the total contribution to, and total withdrawals from, the Pension Reserve Fund (“FRP”) for the 11 months ended November 30, 2020, as well as the total assets of the FRP at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at November 30, 2020 (in millions of US$)
Eleven months ended November 30, 2020	—	1,576.5	9,977.4

Economic and Social Stabilization Fund

The table below sets forth the total contribution to, and total withdrawals from, the FEES as of November 30, 2020, as well as the total assets of the FEES at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at November 30, 2020 (in millions of US$)
Eleven months ended November 30, 2020	—	3,090.0	9,847.6

Budget Law and Political Initiatives

Law No. 21,289, which approved the 2021 budget, was published in the Official Gazette of December 16, 2020. The following table sets forth a summary of public sector accounts during the 11 months ended November 30, 2019 and 2020 (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

Public Sector Finances
(in billions of US$ and percentage of total GDP)

Current Revenues and	Eleven months ended November 30, 2019	Eleven months ended November 30, 2020
Expenditures	(US$)	(US$)
Revenues	46.4	46.3
Net taxes(1)	38.0	37.6
Copper revenues(2)	0.7	1.0
Social Security contributions	3.3	3.7
Donations	0.2	0.1
Real property incomes	1.2	1.1
Operational revenues	1.2	0.9
Other revenues	1.8	2.0
Expenditures	43.2	55.7
Wages and salaries	10.6	12.4
Goods and services	3.9	4.7
Interest on public debt	2.1	2.5
Transfer payments	18.2	25.9
Transfers to social security	8.3	10.1
Others	0.1	0.1
Capital Revenues and Expenditures
Revenues
Asset sales	0.0	0.0
Expenditures
Investment	3.8	3.6
Capital transfers	3.6	3.6
Central government balance	(4.2)	(16.6)

(1) Taxes collected net of refunds.

(2) Excludes transfers from Codelco under Law No. 13,196.  This law (Ley Reservada del Cobre), which is not publicly disclosed, earmarks 10% of Codelco’s revenues from the export of copper and related byproducts for defense spending and these funds are therefore excluded from the central government’s current revenues.  Defense spending is considered an extra-budgetary expense in accordance with IMF accounting guidelines. Although Congress repealed the Ley Reservada del Cobre in September 2019, the provisions of such legislation continue to apply to the allocation, distribution and control of the resources associated to military projects approved before December 31, 2019. See “Public Sector Finances —— Government Expenditures —— Defense Expenditure.”

Source:  Chilean Budget Office.

Government Revenue

Taxation

Net tax revenues totaled US$37.6 billion for the nine months ended September 30, 2020, compared to US$38.0 billion for the same period in 2019.

Public Contingent Liabilities

Public contingent liabilities may materialize depending on the course of events and from a variety of sources, as described below (only direct fiscal sources are included):

•                                                Litigation:  The central government and other state-owned agencies face private lawsuits.  If the courts rule against the government or if a settlement is agreed, payments will be required.  As of June 2019, the government had paid approximately Ps.16,642 million (approximately US$24.5 million as of June 30, 2019) in connection with final court rulings issued in the first half of 2019.

•                                                Infrastructure Concessions Program Guarantees:  Certain contracts between the government and a concessionaire guarantee minimum revenues to the private operator.  If the effective revenues are less than this minimum, the government is contractually required to cover the shortfall.  The government estimates that approximately Ps. 48.9 billion (approximately US$65.8 million as of December 31, 2019) were paid on account of program guarantees in 2019.

•                                                Bank Time Deposit Guarantees:  The government guarantees certain time deposits, savings accounts and certain securities held by individuals. This guarantee is subject to a maximum of UF200 (or approximately Ch$5.6 million or US$7,603.9 as of December 31, 2019) per person for each calendar year.  There have been no bank defaults in Chile since the deposit guarantee program was put in place. If all banks in Chile were to default, the maximum fiscal exposure under the government guarantee, estimated as of June 30, 2019, would represent approximately 2.4% of GDP.

•                                                Pension Guarantees:  The Chilean social security pension system provides a minimum pension guarantee to retirees that have made contributions for at least 20 years but have not saved enough money to reach the minimum pension amount.  The shortfall is covered by the government.  In July 2008, pension reforms came into force that gradually raise the established minimum guaranteed by the state by providing minimum pensions for elderly and disabled citizens even if they have not contributed or have done so for less than 20 years.  For 2020, government payments under the pension system represented 0.9% of GDP and are expected to gradually increase to 1.2% of GDP in 2030. To guarantee the sustainable financing of the pension system, the government created the Pension Reserve Fund.

•                                                Pension Reform Bonds:  The aggregate principal amount outstanding under the pension reform bonds (Bonos de Reconocimiento) reached 0.6% of GDP as of September 30, 2019, as compared to 2.5% of GDP in 2014.

•                                                Debt Guarantees:  As of September 30, 2019, the total value of financial guarantees issued by the government, represented solely by internal guarantees for locally issued debt, equaled 1.8% of GDP.  Of these internal guarantees, 34.4% were incurred by EFE and 13.5% by Metro. 50,5% of the total guarantee debt is related to the financing of higher education (authorized by Law No. 20,207).

•                                                University Loan Guarantees:  Since 2006, the Chilean government has undertaken to reimburse financial institutions for amounts advanced to university students that are not repaid after those students complete or otherwise terminate their studies.  The Chilean Treasury is authorized to withhold amounts due from salaries or tax reimbursements to the original student debtors to recover amounts paid to universities.  As of December 31, 2019, the government’s maximum exposure under the program was estimated to represent 1.4% of GDP.

•                                                CORFO Investment Fund:  Since 1985, CORFO has been implementing different mechanisms to guarantee liabilities financing productive activities.  With that purpose, the 2003 budget law and Decree No. 793 of the Ministry of Finance created an investment fund (Fondo de Cobertura de Riesgos) and allowed CORFO to contract indirect liabilities up to eight times its capital.  The aggregate amount of the guaranteed liabilities as of June 30, 2019 totaled approximately Ps. 2,938 billion (approximately US$4.3 billion as of June 30, 2019).  CORFO’s liabilities are not expressly guaranteed by the government.

•                                                Small Enterprise Guarantees Fund (FOGAPE):  The FOGAPE is a fund designated to guarantee financing granted by public or private financial institutions to small companies.  Its potential market segment includes small companies meeting one of the following requirements:

(a) companies with maximum annual sales of UF 25,000 (approximately US$950,482.0 as of December 31, 2018); (b) exporting companies with annual average sales in the two immediately preceding calendar years totaling no more than US$16.7 million; or (c) nonprofit legal entities and “sociedades de personas” (partnerships where the specific qualities of the partners are the reason for their business formation, such as limited liability partnership) for irrigation and other infrastructure projects. In 2019, guarantees issued by FOGAPE did not give rise to a material contingency, neither individually nor in the aggregate.

As of December 31, 2019, the government’s total contingent liabilities represented approximately 7.8% of GDP.

Government Expenditures

2021 Budget

Law No. 21,289, which approved the 2021 budget was published in the Official Gazette of December 16, 2020 and allows indebtedness of Chile for an amount up to US$21 billion, The following table sets forth the assumptions used to calculate the structural fiscal revenues for the purpose of preparing the 2021 budget:

2021 Budget Assumptions for Structural Balance

2021 Budget Assumptions
Trend Real GDP growth (average % change for the next five years)	1.5
Long-term Copper price (US$ cents per pound) (2021-2030)	288

The following table sets forth the macroeconomic assumptions underlying the 2021 budget law:

2021 Budget Assumptions for Effective Balance

2021 Budget Assumptions(1)
Real GDP growth (% change compared to 2020)	5.0
Real domestic demand growth (% change compared to 2020)	6.5
CPI (% change December 2019 compared to December 2021)	2.3
Annual average nominal exchange rate (Ps./US$)	766
Annual average Copper price (US$ cents per pound)	288

(1) Considered for the preparation of the 2021 budget.

Source:  Chilean Budget Office.

PUBLIC SECTOR DEBT

Total Consolidated Internal and External Debt of Non-Financial Public Enterprises

The following tables set forth the total domestic and external debt of non-financial public enterprises for the dates indicated:

Debt and Assets of Non-Financial Public Enterprises (1)

Consolidated (in millions of Chilean pesos)

As of September 30, 2020
Total financial debt	23,784,223
Financial debt, excluding debts owed to central government	23,784,223
Short-term(2)	1,547,553
Long-term(3)	22,236,670
Financial debt with central government(4)	0
Financial assets(5)	3,994,900
Net financial debt	19,789,324
Excluding central government	19,789,324

(1)

Includes Codelco, Enami, ENAP, Metro, EFE, Astilleros y Maestranzas de la Armada (Asmar), Empresa Nacional de Aeronáutica (Enaer), Casa de Moneda de Chile, Zofri S.A. and Correos de Chile; excludes Banco Estado and the Chilean Central Bank.

(2)

Includes short-term obligations with banks and financial institutions and current amounts due under long-term obligations, obligations with the public (bonds) and current amounts due to long-term credit providers.

(3)	Includes long-term obligations with banks and financial institutions, obligations with the public (bonds) and obligations owed to long-term credit providers.
(4)	Excludes tax on income and deferred taxes.
(5)	Includes cash, term deposits, net negotiable securities, financial investments in repurchase agreements.

Source: Ministry of Finance.

Net Consolidated Debt of the Chilean Central Bank and Central Government

(as a % of GDP)

As of September 30, 2020
Net consolidated debt	13.5

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Net Debt of the Chilean Central Bank

(in millions of Chilean pesos)

As of September 30, 2020
Liabilities	33,817,666.0
Chilean Central Bank notes and bonds(1)	23,767,973.0
Fiscal deposits	1.0
Others(2)	10,049,693.0
Assets without subordinated debt	37,041,327.0
Net international reserves (in US$ million)	37,822.0
Others(3)	7,371,711.0
Total net debt without subordinated debt(1)(2)	(3,223,661.0)

(1)

Includes various notes and bonds of the Chilean Central Bank such as the Chilean Central Bank discountable promissory notes (PDBC), Chilean Central Bank indexed promissory notes (PRBC), Chilean Central Bank bonds in Chilean pesos (BCP), Chilean Central Bank bonds in UF (BCU), Chilean Central Bank bonds in U.S. dollars (BCD) and other instruments.

(2)	Includes other deposits and obligations, reciprocal agreements and other securities.
(3)

Includes net internal credit, excluding fiscal transfers, subordinated debt, SINAP obligations and popular capitalism, other securities from abroad, contributions to international organizations and other adjusted domestic securities.

Source: Chilean Central Bank.

Central Government Total Net Debt

(in millions of Chilean pesos, except as indicated)

As of September 30, 2020
Debt in pesos	48,774,957.0
External debt	0.0
Domestic debt	48,774,957.0
Assets in pesos	16,574,220.0
Assets in pesos, without public enterprises(1)	16,574,220.0
Chilean Central Bank deposits	0.0
Financial debt of public enterprises with the central government	0.0
Net debt in pesos(2)	32,200,737.0
Debt in U.S. dollars (in US$ million)	20,395.0
Treasury bills with the Chilean Central Bank (in US$ million)	0.0
External debt (in US$ million)	20,395.0
Assets in U.S. dollars, Chilean Central Bank deposits(3) (in US$ million)	32,619.0
Net debt in U.S. dollars (in US$ million)	(12,225.0)
Total financial debt(4)	64,773,646.0
Total financial assets(5)	42,162,904.0
Total net financial debt	22,610,742.0
Total net financial debt (% of GDP)	11.5

(1)	Does not include assets of the old scholarship system.
(2)	Includes CORFO.
(3)	Includes Oil Stabilization Fund, Sovereign Wealth Funds, Infrastructure Fund and governmental term deposits.
(4)	Debt in pesos plus debt in U.S. dollars (using the exchange rate at September 30, 2020).
(5)	Assets in pesos plus assets in U.S. dollars (using the exchange rate at September 30, 2020).

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic

Debt Service and Debt Restructuring

In November 2020, the Republic issued Ps.1,040,000,000,000 2.3% Bonds due October 1, 2028 and Ps.560,000,000,000 2.8% Bonds due October 1, 2033.  The Republic intends to invest an amount equal to the net proceeds from the sale of such bonds to fund budgetary programs that qualify as eligible social expenditures under the Republic’s Sustainable Bond Framework and that are included in the Republic’s budget for the fiscal year 2020, including to fund the government’s response to COVID-19.

DESCRIPTION OF THE NOTES

Chile will issue each series of notes under the indenture entered into on December 12, 2014, as supplemented by the first supplemental indenture dated as of May 27, 2015, between Chile and The Bank of New York Mellon, as trustee. The indenture, as it may be amended from time to time, is referred to herein as the “indenture.” The information contained in this section summarizes the principal terms of the notes. The prospectus to which this prospectus supplement is attached contains a summary of the indenture and other general terms of the notes. You should review the information contained herein and in the accompanying prospectus. You should also read the indenture and the form of the notes before making your investment decision. Chile has filed a form of the indenture with the SEC. Copies of the indenture will also be made available at the offices of the trustee.

General Terms of the Notes

The 2031 notes will:

•                  be issued on or about           , 2021 in an aggregate principal amount of €                , and after giving effect to the offering, the total amount outstanding of our 0.830% Notes due 2031 will be €             ;

•                  mature on July 2, 2031;

•                  be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•                  bear interest at a rate of 0.830% per year, commencing on July 2, 2020 and ending on the maturity date. Interest on the 2031 notes will be payable annually on July 2 of each year, commencing on July 2, 2021. Interest on the 2031 notes in respect of any period of less than one year will be calculated on the basis of a 365 (or 366) day year;

•                  on the issue date, be consolidated, form a single series, and be fully fungible with the original notes; and

•                  pay interest to persons in whose names the 2031 notes are registered at the close of business on July 1, preceding each payment date.

The 20   notes will:

•                  be issued on or about           , 2021 in an aggregate principal amount of €                ;

•                  mature on           ,           ;

•                  be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•                  bear interest at a rate of             % per year, commencing on      , 2021 and ending on the maturity date. Interest on the 20   notes will be payable annually on            of each year, commencing on           , 2022. Interest on the 20   notes in respect of any period of less than one year will be calculated on the basis of a 365 (or 366) day year; and

•                  pay interest to persons in whose names the 20   notes are registered at the close of business on            , preceding each payment date.

The notes will:

•                  constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged;

•                  rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile (it being understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness);

•                  be represented by one or more global securities in book-entry, registered form only;

•                  be registered in the name of the common depositary of Euroclear or Clearstream, Luxembourg;

•                  be redeemable at the option of Chile before maturity. See “—Optional Redemption” in this prospectus supplement; and

•                  contain “collective action clauses” under which Chile may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

Optional Redemption

At any time on or after April 2, 2031 (three months prior to the maturity date of the 2031 notes), Chile will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2031 notes prior to their maturity, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2031 notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, on the principal amount of the 2031 notes to, but excluding, the date of redemption.

At any time on or after      , 20   (      months prior to the maturity date of the 20   notes), Chile will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 20   notes prior to their maturity, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 20   notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, on the principal amount of the 20   notes to, but excluding, the date of redemption.

Payments of Principal and Interest

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in Euro deposits in the London interbank market.

If any date for an interest or principal payment on a note is not a business day, Chile will make the payment on the next business day. No interest on the notes will accrue as a result of any such delay in payment.

If any money that Chile pays to the trustee or to any paying agent to make payments on any notes is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Chile will hold the unclaimed money in trust for the relevant holders until five years from the date on which the payment first became due.

Paying Agents; Transfer Agents; Registrar

Until the notes are paid, Chile will maintain a principal paying agent in London, England and a transfer agent, paying agent and a registrar in New York City. Chile has initially designated the corporate trust office of the trustee as the place where the register will be maintained. You can contact the paying agent and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Further Issues

Chile may from time to time, without the consent of the holders, increase the size of the issue of each series of notes, or issue additional debt securities having the same terms and conditions as each series of notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities of a series issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Notices

Chile will publish notices in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and Financial Times, respectively).

As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Chile will also publish notices in a leading newspaper with general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication in a leading newspaper in Luxembourg is not practicable, Chile will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Any notice so published will be considered given on the date of its first publication.

In addition to the above, Chile will mail notices to holders at their registered addresses. So long as the notes are represented by a global security deposited with a custodian for the common depositary for Euroclear and Clearstream, Luxembourg, notices to be given to holders will be given to Euroclear and Clearstream, Luxembourg in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Global Notes

Payments of principal, interest and additional amounts, if any, in respect of the notes will be made in Euros to the common depositary of Euroclear and Clearstream, Luxembourg, or its nominee.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Chile nor the trustee will be responsible for Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Chile nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Chile may issue the notes in the form of one or more notes, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of notes. Chile refers to the intangible securities represented by a global security as “book-entry” securities.

When Chile issues book-entry securities, it will deposit the applicable global security with a clearing system. The global note will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global note is exchanged for certificated securities, as discussed under “Description of the Securities—Certificated Securities” in the accompanying prospectus, it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include Euroclear and Clearstream, Luxembourg.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link. These arrangements permit you to hold the notes through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase the notes in global form, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global notes will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold notes in street name, you must rely on the procedures of the institutions through which you hold your notes to exercise any of the rights granted to holders. This is because the legal obligations of Chile and the trustee run only to the registered owner of the global note, which will be the clearing system or its nominee or common depositary. For example, once Chile and the trustee make a payment to the registered holder of a global note, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Chile to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global note is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry note to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Chile or the trustee.

As an owner of book-entry securities represented by a global note, you will also be subject to the following restrictions:

•                  you will not be entitled to (a) receive physical delivery of the notes in certificated form or (b) have any of the notes registered in your name, except under the circumstances described under “Description of the Securities—Certificated Securities” in the accompanying prospectus;

•                  you may not be able to transfer or sell your notes to some insurance companies and other institutions that are required by law to own their notes in certificated form; and

•                  you may not be able to pledge your notes in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

TAXATION

The following discussion supplements, and to the extent inconsistent supersedes, the disclosure provided under the heading “Taxation” in the accompanying prospectus.

Chilean Taxation

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a “foreign holder”, as defined below. This summary is based on the tax laws of Chile as in effect on the date of this Offering Memorandum, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change.  For this purpose, “foreign holder” means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual is (a) deemed a resident of Chile if he or she has remained in Chile for continued or discontinued periods of time that in total exceed 183 days within any period of twelve month and (b) domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile); or (ii) in the case of a legal entity, a legal entity that is organized and exists under the laws of a jurisdiction other than Chile, unless the debt securities are assigned to or held by a branch, agent, representative or permanent establishment of such legal entity in Chile.

Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law or international tax treaty. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be applied retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively.

Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See “Description of the Securities—Additional Amounts.” A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile. Capital gains realized on the sale or other disposition by a foreign holder of the debt securities generally will not be subject to any Chilean taxes. The debt securities will be issued outside of Chile and, according to applicable law, held as not located in Chile. Accordingly, any capital gains from a sale or disposition thereof shall not constitute income from Chilean sources subject to Chilean taxes.

Further, under existing Chilean law and regulations, a foreign holder will not be subject to any Chilean taxes in respect of payments of principal made by Chile with respect to the debt securities. Any other payment to be made by Chile (other than interest, premium or principal on the notes and except for some special exceptions granted by Chilean law and tax treaties subscribed by Chile and currently in force) will be subject to up to 35% withholding tax.A foreign holder (other than a Chilean national) will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of such foreign holder’s death, or (ii) if the notes are not located in Chile at the time of a foreign holder’s death, if such debt securities were purchased or acquired with cash obtained from Chilean sources.

The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of the notes and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the notes. Except as otherwise noted below, this summary replaces, and should be read to supersede, the discussion of tax matters in the section entitled “Taxation—United States Federal Taxation” in the accompanying prospectus. This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed regulations (“Treasury Regulations”) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. It deals only with notes that are purchased as part of this offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding notes as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, entities taxed as partnerships or the partners therein, non-resident alien individuals present in the United States for more than 182 days in a taxable year, or United States persons (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. Prospective purchasers of notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the notes.

In general, a United States person who holds the notes or owns a beneficial interest in the notes (a “U.S. holder”) will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•                  an individual who is a citizen or resident of the United States,

•                  a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

•                  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•                  a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Tax Consequences to U.S. Holders

Qualified Reopening. For United States federal income tax purposes, the 2031 notes are expected to be treated as issued in a “qualified reopening” of the original notes. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the 2031 notes will have the same issue date, the same issue price and the same adjusted issue price as the original notes for United States federal income tax purposes. This discussion assumes that the 2031 notes offered hereby are issued in a qualified reopening.

Taxation of Interest and Additional Amounts. If you are a U.S. holder, the interest on the notes (including any amounts withheld and any additional amounts paid with respect thereto, but excluding interest on the 2031 notes that is accrued from July 2, 2020 to the day prior to the date the 2031 notes are issued (“pre-reopening accrued interest”)) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. The Issuer intends to take the position that a portion of the first interest payment on the 2031 notes, equal to the amount of pre-reopening accrued interest, will be treated as a nontaxable return of the pre-reopening accrued interest. You should consult with your own tax advisors concerning the U.S. federal income tax treatment of pre-reopening accrued interest. This discussion assumes that the notes will be issued without original issue discount.

A U.S. holder that uses the cash method of accounting for United States federal income tax purposes and that receives a payment of interest will be required to include in ordinary income the U.S. dollar value of the euro (“foreign currency”) interest payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars. A U.S. holder that uses the accrual method of accounting for tax purposes will accrue interest income on a note in foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within such person’s taxable year), or, at such person’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”).

A U.S. holder who uses the accrual method will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will generally (i) be treated as ordinary income or loss, (ii) not be treated as an adjustment to interest income received on the note, and (iii) be treated as U.S. source income or as an offset to U.S. source income, respectively.

Subject to the foreign currency rules discussed above, interest payments (including additional amounts) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income.” If you are a U.S. holder, withholding tax levied by the government of Chile will be eligible:

•                  for deduction in computing your taxable income, or

•                  at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances. To benefit from a foreign tax credit or deduction with respect to the Chilean withholding tax, you may be required to furnish to the IRS a receipt evidencing that tax was withheld and paid by Chile or by a local custodian or other agent on your behalf. Chile does not intend to provide such a receipt or other direct evidence that tax was withheld with respect to interest. The IRS may, in its discretion, accept secondary evidence of the withholding and of the amount of the tax so withheld. Secondary evidence of withholding and payment of tax may include your books of account and the rates of taxation prevailing in Chile during the relevant period.  You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Premium. If you are a U.S. holder that purchases notes at a cost greater than the principal amount of such notes (not including any amount paid for pre-reopening accrued interest), you will be considered to have purchased those notes at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of those notes. Bond premium with respect to a note will be computed in Euro, and amortizable bond premium that is taken into account currently will reduce interest income in Euro. On the date amortized bond premium offsets interest income, you will recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference, if any, between the U.S. dollar values of the amount of such amortized bond premium (i) on the date such amortized bond premium offsets interest income and (ii) on the date on which you acquired the notes.

If you make this election, it generally will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the notes by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the notes. Therefore, if you do not elect to amortize premium and you hold the notes to maturity, you generally will be required to treat the premium as capital loss when the notes mature.

Taxation of Dispositions. If you are a U.S. holder, when you sell, exchange or otherwise dispose of the notes, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your adjusted tax basis in the notes.

Your adjusted tax basis in a note generally will be the U.S. dollar value of the cost of the note to you  reduced by any payments of pre-reopening accrued interest and any amortized bond premium applied to reduce interest on a note. Your amount realized upon the sale, exchange or retirement of a note will be the U.S. dollar value of the currency received calculated at the exchange rate in effect on the date the instrument is sold or disposed of (reduced by an amount, if any, attributable to accrued but unpaid stated interest, which is taxable in the manner described above under “—Taxation of Interest and Additional Amounts”). In the case of a note that is traded on an established securities market, a U.S. holder who uses the cash method, and if it so elects, a U.S. holder who uses the accrual method, will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to U.S. holders who use the accrual method in respect of the purchase and sale of notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. U.S. holders should consult their own tax advisors about the availability of this treatment (and in the case of accrual basis U.S. holders, the advisability of making this election).

Subject to the foreign currency rules discussed below, gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Certain non-corporate U.S. holder (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the person held such note. This foreign currency gain or loss will generally be treated as U.S. source income or as an offset to U.S. source income, respectively and will not be treated as an adjustment to interest income received on the notes. For a U.S. holder that uses the accrual method and does not make the election described above, the foreign currency gain or loss may include amounts attributable to changes in exchange rates between the trade date and the settlement date. In addition, upon the sale or other taxable disposition of a note, a U.S. holder who uses the accrual method may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the disposition.

Capital gain or loss, as well as any foreign currency gain or loss, recognized by a U.S. holder generally will be U.S. source gain or loss. Consequently, if any such gain would be subject to Chilean withholding tax, a U.S. holder may not be able to credit the tax against its United States federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Tax Consequences to Persons Who Are Not U.S. Holders

Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a U.S. holder, the interest payments (including any additional amounts) that you receive on the notes generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the IRS to establish that you are not a U.S. holder.

If you are not a U.S. holder, any gain you realize on a sale or exchange of the notes generally will be exempt from United States federal income tax, including withholding tax, unless:

•                  your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

•                  you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a “tax home” in the United States.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments made to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a U.S. holder, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding. If you are not a U.S. holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a U.S. holder.

Reportable Transactions

A United States taxpayer that participates in a “reportable transaction” will be required to disclose its participation to the IRS. Under the relevant rules, if the notes are denominated in a foreign currency, a U.S. holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations ($50,000 in a single taxable year, if the U.S. holder is an individual or trust, or higher amounts for other non-individual U.S. holder), and to disclose its investment by filing Form 8886 with the IRS. A penalty in the amount of $10,000 in the case of a natural person and $50,000 in all other cases is generally imposed on any taxpayer that fails to timely file an information return with the IRS with respect to a transaction resulting in a loss that is treated as a reportable transaction. Prospective purchasers are urged to consult their tax advisors regarding the application of these rules.

Federal Estate Tax

A note held by an individual holder who at the time of death is a non-resident alien generally will not be subject to United States federal estate tax.

UNDERWRITING (CONFLICT OF INTEREST)

Banco Santander, S.A., BNP Paribas, Citigroup Global Markets Limited, HSBC Bank plc and J.P. Morgan Securities plc are acting as underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement, related to the notes (the “Euro underwriting agreement”) dated as of        , 2021, the underwriters have severally but not jointly agreed to purchase, and Chile has agreed to sell to the underwriters, the principal amount of notes set forth opposite the underwriters’ names.

Principal Amount of
Underwriter	2031 notes	20 notes
Banco Santander, S.A.	€	€
BNP Paribas	€	€
Citigroup Global Markets Limited	€	€
HSBC Bank plc	€	€
J.P. Morgan Securities plc	€	€
Total	€	€

The Euro underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of legal matters by counsel and to other conditions.

The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering prices.  The notes may be offered and sold through certain of the underwriters’ affiliates.  The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting discount that Chile is to pay to the underwriters in connection with this offering is         % of the principal amount of the 2031 notes and         % of the principal amount of the 20   notes.

In connection with the offering of the notes, Banco Santander, S.A., or any person acting for it, may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that Banco Santander, S.A., or any person acting for it, will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by Banco Santander, S.A., or any person acting for it, in accordance with all applicable laws and regulations.

Delivery of the notes is expected on or about         , 2021, which will be the        business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the settlement date may be required, by virtue of the fact that the notes initially will settle in T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the settlement date should consult their own advisor.

Chile estimates that its total expenses for this offering will be approximately US$          , a portion of which will be paid by the underwriters.

Chile has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are offered for sale in the United States, the Americas, Europe and Asia, in jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Chile, except as set forth in the Euro underwriting agreement.

The seller of the notes has not authorized and does not authorize the making of any offer of notes through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the notes. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the seller or the underwriters.

Neither Chile nor the underwriters have represented that the notes may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assume any responsibility for facilitating these sales.

Conflict of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Chile or other Chilean state-owned entities. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Chile or other Chilean state-owned entities. If any of the underwriters or their affiliates has a lending relationship with Chile, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chile consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Chile’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.  The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)           a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)           a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Each person in the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Chile that it and any person on whose behalf it acquires notes is not a “retail investor” in the EEA (as defined above).

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom.  For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)           a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or

(b)           a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

Each person in the United Kingdom who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Chile that it and any person on whose behalf it acquires notes is not a “retail investor” in the United Kingdom (as defined above).

Each underwriter has represented and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Chile; and

(b)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Promotion Order; (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).  This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither the prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither the prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Netherlands

The notes may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Taiwan

Each underwriter has represented and warranted that the offer of the notes has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each underwriter has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification-Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1) (c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.  Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.  Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of the NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Republic of Korea

The notes may not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including, but not limited to, government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in China

The information in this document does not constitute a public offer of the notes, whether by way of sale or subscription, in the People’s Republic of China (excluding for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The notes may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

Notice to Prospective Investors in Peru

The notes and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the notes and therefore, the disclosure obligations set forth therein will not be applicable to the issuer of the notes or the sellers of the notes before or after their acquisition by prospective investors. The notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores, or “SMV”) nor have they been registered under the Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, the notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein.

AUTHORIZED REPRESENTATIVE

The authorized representative of Chile in the United States of America is Mario Artaza Loyola, Consul General of Chile in New York, whose address is 600 Third Avenue #2808, New York, New York 10016.

VALIDITY OF THE NOTES

The following persons will give opinions regarding the validity of the notes:

•                  For Chile:

•                  Linklaters LLP, special New York counsel to Chile; and

•                  Morales & Besa Ltda., special Chilean counsel to Chile.

•                  For the underwriters:

•                  Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the underwriters; and

•                  Garrigues Chile SpA, special Chilean counsel to the underwriters.

As to all matters of Chilean law, Linklaters LLP may rely on, and assume the correctness of, the opinion of Morales & Besa Ltda., and Cleary Gottlieb Steen & Hamilton LLP may rely on, and assume the correctness of, the opinion of Garrigues Chile SpA.

All statements with respect to matters of Chilean law in this prospectus supplement and the prospectus have been passed upon by Morales & Besa Ltda. and Garrigues Chile SpA.

GENERAL INFORMATION

Authorization

Chile’s Congress has authorized the issuance of the notes pursuant to Article 3 of Law No. 21,289, published in the Official Gazette on December 16, 2020, and the Executive Power has authorized the issuance of the notes pursuant to Supreme Decree No.        of the Ministry of Finance, published in the Official Gazette on      , 2021. Chile has obtained, or will obtain before the issue date for the notes, the authorizations and authentications necessary under Chilean law for the issuance of the notes.

Litigation

Except for litigation described under “Government Expenditures—Government Litigation” in Chile’s annual report on Form 18-K, as amended, Chile is not involved in any legal or arbitration proceedings (including any such proceedings that are pending or, to Chile’s knowledge, threatened) relating to claims or amounts that could have or have had during the 12 months prior to the date of this prospectus supplement a material adverse effect on Chile’s financial position taken as a whole.

Clearing

The notes have been accepted for clearance and settlement through the clearing systems of Euroclear and Clearstream, Luxembourg. The securities codes are:

Securities	ISIN	Common Code
2031 notes	XS1843433639	184343363
20 notes

Listing

Application will be made to the London Stock Exchange for each series of notes to be admitted to the ISM. Furthermore, application will be made to the Luxembourg Stock Exchange for the 2031 notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Where You Can Find More Information

Chile has filed registration statements relating to its notes, including the notes offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements.

The registration statements, including its various exhibits are available to the public from the SEC’s web site at http://www.sec.gov.

As long as any series of the notes are listed on the Luxembourg Stock Exchange, you may receive free of charge copies of the following documents with respect to such series of notes on any business day at the offices of the paying agents in Luxembourg:

•              the indenture;

•              the form of the notes;

•              English translations of the relevant supreme decree; and

•              copies of the most recent annual economic report of Chile.

PROSPECTUS

Republic of Chile

Debt Securities and Warrants

The Republic of Chile may from time to time offer and sell its debt securities and warrants in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus.  Chile may also offer debt securities in exchange for other debt securities or that are convertible into new debt securities.  Chile may offer securities with an aggregate principal amount of up to US$7,026,200,513 (or the equivalent in other currencies) in the United States.  The debt securities will be direct, unconditional and unsecured external indebtedness of Chile.  The debt securities will at all times rank at least equally with all other unsecured and unsubordinated external indebtedness of Chile.  The full faith and credit of Chile will be pledged for the due and punctual payment of all principal and interest on the securities.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement.  Under these provisions, which differ from the terms of Chile’s public external indebtedness issued prior to December 2, 2014, modifications affecting the reserve matters listed in the indenture (as defined below), including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the notes) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

Chile will provide the specific terms of these securities in one or more supplements to this prospectus.  You should read this prospectus and any prospectus supplement carefully before you invest.  This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Chile may sell the securities directly, through agents designated from time to time or through underwriters.  The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any supplements carefully.  You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2020.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Chile may offer.  Each time Chile sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement.  You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading “General Information—Where You Can Find More Information.”

This prospectus is based on information that is publicly available or that Chile has supplied, unless otherwise expressly stated. Chile confirms that:

•                       the information contained in this prospectus is true and correct in all material respects and is not misleading as of its date;

•                       it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

•                       it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

Chile is a foreign sovereign state.  Therefore, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Chile.  Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is used by Chile’s diplomatic and consular missions and the residences of the heads of such missions or for military purposes, including such property which is property of a military character or under the control of a military authority or defense agency, since such waiver is not permitted under the laws of Chile. Chile will irrevocably submit to the jurisdiction of any federal or state court in the Borough of Manhattan, The City of New York and will irrevocably waive, to the fullest extent permitted by law, any immunity from the jurisdiction of such courts in connection with any action based upon the securities covered by this prospectus or brought by any holder of securities covered by this prospectus.  Nevertheless, Chile reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, or the Foreign Sovereign Immunities Act, with respect to any action brought against it under the U.S. federal securities laws or any state securities laws.  In the absence of Chile’s waiver of immunity with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Chile unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action.

Even if investors are able to obtain a judgment against Chile, the enforceability in Chile of such a judgment is dependent on such judgment not violating the principles of Chilean public policy.

FORWARD-LOOKING STATEMENTS

The following documents related to Chile’s securities offered by this prospectus may contain forward-looking statements:

•                       this prospectus;

•                       any prospectus supplement; and

•                       the documents incorporated by reference in this prospectus or any prospectus supplement.

Forward-looking statements are statements that are not about historical facts, including statements about Chile’s beliefs and expectations.  These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them.  Forward-looking statements speak only as of the date they are made.  Chile undertakes no obligation to update publicly any of these forward-looking statements in light of new information or future events, including changes in Chile’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events. Forward-looking statements involve inherent risks and uncertainties. Chile cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•                       Adverse external factors, such as high international interest rates, changes in copper, mineral or other international prices and recession or low growth in Chile’s trading partners. Changes in international prices and high international interest rates could negatively affect Chile’s current account and could increase budgetary expenditures. Low copper and mineral prices could decrease the government’s revenues and could negatively affect the current account. Recession or low growth in Chile’s trading partners could lead to fewer exports from Chile, induce a contraction in the Chilean economy and, indirectly, reduce tax collections and other public sector revenues and adversely affect the country’s fiscal accounts;

•                       Instability or volatility in the international financial markets, including in particular continued or increased distress in the financial markets of the European Union, could lead to domestic volatility, which may adversely affect the ability of the Chilean government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, and in particular portfolio investments;

•                       Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates, exchange rate volatility and increased political instability. Each of these factors could lead to lower growth or lower international reserves; and

•                       Other adverse factors, such as energy deficits or restrictions, climatic or seismic events, international or domestic hostilities and political uncertainty.

DATA DISSEMINATION

Chile is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries.  The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released on the so-called “Advance Release Calendar.”  For Chile, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated for the current month and three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board.  Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board.  The SDDS’s Internet website is located at http://dsbb.imf.org/Pages/SDDS/Home.aspx.  Neither Chile nor any agents or underwriters acting on behalf of Chile in connection with the offer and sale of securities, as contemplated in this prospectus or in any prospectus supplement, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Chile will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the government.  Chile may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Chile may offer.  Each time Chile offers securities, Chile will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Chile will issue the debt securities under an indenture dated as of December 12, 2014 (the “base indenture”), between Chile and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture, dated as of May 27, 2015 (the “first supplemental indenture” and, together with the base indenture, the “indenture”).  Chile has filed the indenture (as supplemented from time to time) and the forms of debt securities with the SEC.  The following description summarizes some of the terms of the debt securities and the indenture.  This summary does not contain all of the information that may be important to you as a potential investor in the securities.  You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series.  These terms will include some or all of the following:

•                  the title;

•                  any limit on the aggregate principal amount;

•                  the issue price;

•                  the maturity date or dates;

•                  if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for interest payment dates;

•                  the form of debt security (global or certificated and registered);

•                  any mandatory or optional sinking fund provisions;

•                  any provisions that allow Chile to redeem the debt securities at its option;

•                  any provisions that entitle the holders to repayment at their option;

•                  the currency in which the debt securities are denominated and the currency in which Chile will make payments;

•                  the authorized denominations;

•                  a description of any index Chile will use to determine the amount of principal or any premium or interest payments; and

•                  any other terms that do not conflict with the provisions of the indenture.

Chile may issue debt securities in exchange for other debt securities or that are convertible into new debt securities.  The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Chile may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates.  Chile may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities.

To the extent different from the discussion below under the heading “Taxation—United States Federal Taxation,” Chile will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplement for each offering.

Chile is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation.  That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged.  The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness (as defined below) of Chile.  It is understood that this provision will not be construed so as to require Chile to make payments under the debt securities ratably with payments being made under any other external indebtedness.

For this purpose, “external indebtedness” means obligations of or guaranteed by Chile for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable in a currency other than Chilean pesos, including those which at the option of any holder are so denominated or payable.

Payment of Principal and Interest

Chile will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders.  See “—Global Securities” below.

Chile will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities.  Chile will arrange for such payments by wire transfer or by check mailed to the registered holders at their registered addresses.

If any money that Chile pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile’s written request.  Chile will hold such unclaimed money in trust for the relevant holders of those debt securities.  After any such repayment, neither the trustee nor any paying agent will be liable for the payment.  However, Chile’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities.  See “—Limitations on Time for Claims” below.

Additional Amounts

All payments by Chile in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Chile, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”), unless the withholding or deduction of any such relevant tax is required by law.  In that event, Chile will pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to holders that are not residents of Chile (“additional amounts”), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

•                  imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Chile other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

•                  imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Chile of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) Chile or Chile’s agent has provided the trustee with at least 60 days’ prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such holder or beneficial owner or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W- 8IMY; or

•                  imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on any date during such 30-day period.

As used in this paragraph, “relevant date” in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment.  Any reference to “principal” and/or “interest” under the indenture also refers to any additional amounts which may be payable under the indenture.

Chile will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in Chile or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the debt securities or any other document or instrument referred to therein.  Chile will also indemnify the holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of Chile under the debt securities or any other document or instrument referred to therein following the occurrence of any event of default described in “—Default and Acceleration of Maturity.”

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Chile will issue debt securities:

•                  denominated in U.S. dollars;

•                  in fully registered book-entry form;

•                  without coupons; and

•                  in denominations of US$1,000 and integral multiples of US$1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Chile or repayable before maturity at the option of the holder.  Nevertheless, Chile may at any time repurchase the debt securities at any price in the open market or otherwise.  Chile may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Chile will not grant or allow any lien to be placed on its assets or revenues as security for any of its public external indebtedness unless it contemporaneously grants or allows a lien that provides security on the same terms for Chile’s obligations under any debt securities.

For this purpose:

•                  a “lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date of the indenture or at any time thereafter, and

•                  “public external indebtedness” is external indebtedness (as described above under “—Status”) that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Chile may grant or agree to certain permitted types of liens as described below:

•                  any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•                  any lien on property to secure public external indebtedness incurred to finance Chile’s acquisition or construction of the property, and any renewal or extension of the lien which is limited to the original property covered by it and which secures any renewal or extension of the original financing without any increase in the amount of the lien;

•                  any lien on property arising by operation of any law in force as of the date of this prospectus in connection with public external indebtedness, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, which in each case are deposited with or delivered to the financial institutions in the ordinary course of the depositor’s activities;

•                  any lien existing on property at the time of acquisition and any renewal or extension of that lien which is limited to the original property covered by the lien and which secures any renewal or extension of the original financing secured by the lien at the time of the acquisition without increasing the amount of the original secured financing;

•                  any lien in existence as of the date of the indenture; and

•                  any lien securing public external indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (a) the holders of the public external indebtedness agree to limit their recourse to the assets and revenues of the project as their principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Default and Acceleration of Maturity

Each of the following is an event of default under any series of debt securities:

1.                                      Non-Payment: Chile’s failure for a period of 30 days to make a payment of principal or interest when due on any debt security of that series; or

2.                                      Breach of Other Obligations: Chile’s failure to observe or perform any of its covenants or obligations under that series of the debt securities or the indenture for 60 days following written notice to Chile to remedy the failure by the trustee or persons holding debt securities representing 25% of the aggregate principal amount of the debt securities of the affected series outstanding; or

3.                                      Cross Default:

•                  Chile’s failure beyond the applicable grace period to make any payment when due on any public external indebtedness in principal amount greater than or equal to US$20,000,000; or

•                  acceleration on any public external indebtedness of Chile in principal amount greater than or equal to US$20,000,000 due to an event of default, unless the acceleration is rescinded or annulled; or

4.                                      Moratorium: Chile or certain Chilean courts declare a general suspension of payments or a moratorium on payment of its public external indebtedness; or

5.                                      Validity: Chile, or any governmental entity of Chile which has the legal power to contest the validity of the debt securities, contests the validity of the debt securities of that series in any type of formal proceeding.

If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Chile, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences on behalf of the holders of all of the debt securities of that series if:

•                  following the declaration that the principal of the debt securities of that series has become due and payable immediately, Chile deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable to the trustee and their respective agents, attorneys and counsel; and

•                  all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series.  With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments and Waivers—Collective Action

Chile may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series.  Chile will determine the time and place of the meeting.  Chile will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Chile or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Chile or the trustee (with a copy to Chile) setting out the purpose of the meeting.  Within 10 days of receipt of such written request or copy thereof, Chile will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders.  Chile will set the procedures governing the conduct of the meeting and if additional procedures are required, Chile will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series.  Chile will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Chile.

The holders may generally approve any proposal by Chile to modify or take action with respect to the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver proposed by Chile that would do any of the following (such subjects referred to as “reserve matters”):

•                  change the date on which any amount is payable on the debt securities;

•                  reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•                  reduce the interest rate on the debt securities;

•                  change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•                  change the currency or place of payment of any amount payable on the debt securities;

•                  modify Chile’s obligation to make any payments on the debt securities (including any redemption price therefor);

•                  change the identity of the obligor under the debt securities;

•                  change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•                  change the definition of “uniformly applicable” or “reserve matter modification”;

•                  authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Chile or any other person; or

•                  change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•                  the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•                  where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•                  where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.  It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Chile may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities.  Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.  If any debt securities issued under the indenture prior to May 5, 2015 are included in a proposed modification affecting two or more series that seeks holder approval pursuant to a single aggregated vote, that modification shall be uniformly applicable (as described above) to all such series.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Chile will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•                  a description of Chile’s economic and financial circumstances that are in Chile’s opinion, relevant to the request for the proposed modification, a description of Chile’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•                  if Chile shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•                  a description of Chile’s proposed treatment of external indebtedness instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•                  if Chile is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Chile or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality, except that (x) debt securities held by Chile or any public sector instrumentality of Chile or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not

Chile or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Chile, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Chile and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•                  adding to Chile’s covenants for the benefit of the holders;

•                  surrendering any of Chile’s rights or powers with respect to the debt securities of that series;

•                  securing the debt securities of that series;

•                  curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•                  amending the debt securities of that series or the indenture in any manner that Chile and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•                  correcting a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Chile may from time to time, without the consent of the holders, create and issue additional debt securities having the same terms and conditions as the debt securities in all respects, except for the issue date, issue price and first payment on the debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding debt securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If Chile issues warrants, it will describe their specific terms in a prospectus supplement.  If any warrants are registered with the SEC, Chile will file a warrant agreement and form of warrant with the SEC.  The following description briefly summarizes some of the general terms that apply to warrants.  You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Chile may issue warrants separately or together with any debt securities.  All warrants will be issued under a warrant agreement between Chile and a bank or trust company, as warrant agent.  The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•                  the initial offering price;

•                  the currency you must use to purchase the warrants;

•                  the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•                  the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•                  the exercise price or ratio;

•                  the procedures of, and conditions to, exercise the warrants;

•                  the date or dates on which you must exercise the warrants;

•                  whether and under what conditions Chile may cancel the warrants;

•                  the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•                  the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•                  the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•                  the identity of the warrant agent;

•                  any special U.S. federal income tax considerations; and

•                  any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Chile and do not constitute indebtedness of Chile.

Global Securities

The Depository Trust Company, or DTC, Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time.  Neither Chile nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures.  Additionally, neither Chile nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Chile may issue debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.  Chile refers to the intangible securities represented by a global security as “book-entry” securities.

When Chile issues book-entry securities, it will deposit the applicable global security with a clearing system.  The global security will be either registered in the name of the clearing system or its nominee or common depositary.  Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors.  Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants.  A “direct participant” is a bank or financial institution that has an account with a clearing system.  The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants.  An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems.  These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant.  Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant.  Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders.  This is because the legal obligations of Chile and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary.  For example, once Chile and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it.  In practice, the clearing systems will pass along any payments or notices they receive from Chile to their participants, which will pass along the payments to you.  In addition, if you desire to take any action which a holder of a global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.  The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Chile or the trustee.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•                  you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•                  you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•                  you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

The following description reflects Chile’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC.  These systems could change their rules and procedures at any time.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date.  Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them.  On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account.  After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day (European time) after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York.  If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date.  The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit.  The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date.  Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange.  The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York.  If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Chile will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•                  the depositary notifies Chile that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Chile does not appoint a successor depositary or clearing agency within 90 days;

•                  the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•                  Chile elects not to have the securities of a series represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Chile may execute, and the trustee shall authenticate and deliver, a substitute security in replacement.  In each case, the affected holder will be required to furnish to Chile and to the trustee an indemnity under which it will agree to pay Chile, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen.  Chile and the trustee may also require that the affected holder present other documents or proof.  The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Chile issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent.  In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Chile will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities.  Chile may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges.  The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the securities.

Notices

Chile will mail any notices to the holders of the notes at their registered addresses as reflected in the books and records of the trustee.  Chile will consider any mailed notice to have been given five Business Days after it has been sent.

All notices to holders will be published in a leading newspaper having general circulation in London (which is expected to be the Financial Times).

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes.  The trustee is entitled to enter into business transactions with Chile or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agent; Transfer Agents; Registrar

Chile may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, which will be listed at the back of the relevant prospectus supplement.  Chile may at any time appoint other paying agents, transfer agents and registrars with respect to a series.  Chile, however, will at all times maintain a principal paying agent in a United States city and a registrar in New York City for each series until the securities of that series are paid.  Chile will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Limitation on Time for Claims

To the extent permitted by law, claims against Chile for the payment of principal of, or interest or other amounts due on, the debt securities (including additional amounts) will become void unless made within five years of the date on which that payment first became due.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The debt securities and the indenture provide, and any warrants and warrant agreement will provide, that Chile will appoint and permanently maintain the person acting as or discharging the function of the Consul General of Chile in the City of New York, with an office on the date of this prospectus at 600 Third Avenue #2808, New York, New York 10016.  Such Consul General shall act as, and process may be served upon Chile’s process agent in connection with any judicial action or proceeding commenced by any security holder, the trustee, a warrant agent or any underwriter arising out of or relating to the indenture and any warrant agreement, if any, as well as from any debt securities or warrants, if any, issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts.

The process agent will receive on behalf of Chile and its property service of copies of the summons and complaint and any other process, which may be served in any action or proceeding arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts. Due service of process may be made by officially delivering a copy of the process to Chile, at the address of the process agent, or by any other method permitted by applicable law, but not by mail.  In addition, Chile will authorize and direct the process agent to accept such service on its behalf.

Chile is a foreign sovereign state.  Consequently, it may be difficult for holders of the securities to obtain judgments from courts in the United States or elsewhere against Chile.  Furthermore, it may be difficult for investors to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Chile.  Chile has been advised by Morales & Besa Ltda., special Chilean counsel to Chile, that there is doubt as to the enforceability of liabilities predicated solely upon the U.S. federal securities laws in a suit brought in Chile and as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

To the extent that Chile may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced arising out of or relating to the indenture and any warrant agreement, as well as out of or relating to any debt securities or warrants issued thereunder, to claim for itself or its revenues or assets any immunity from suit, jurisdiction, attachment in aid of execution of a judgment or prior to a judgment, execution of a judgment or any other legal process with respect to its obligations under the indenture and any warrant agreement, as well as under any debt securities or warrants issued thereunder, and to the extent that in any jurisdiction there may be attributed to Chile this immunity (whether or not claimed) Chile will irrevocably agree not to claim and will irrevocably waive this immunity to the maximum extent permitted by law, except for actions arising out of or based on the U.S. federal securities laws or any state securities laws. However, Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is destined to diplomatic and consular missions and to the residence of the head of these missions or to military purposes, including any property, which is property of a military character or under the control of a military authority or defense agency, or the rights and property of the Chilean Central Bank abroad, since this waiver is not permitted under the laws of Chile. Chile agrees that the waivers described in this provision are permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of that Act.

Chile reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to any action brought against it under the U.S. federal securities laws or any U.S. state securities laws.  In the absence of a waiver of immunity by Chile with respect to those actions, it would not be possible to obtain a U.S. judgment in an action brought against Chile under the U.S. federal securities laws or state securities laws unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to the action.

Chile will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, the posting of any bond or the furnishing, directly or indirectly, of any other security.

A final judgment obtained against Chile for the payment of a fixed or readily calculable sum of money rendered by any New York State or federal court sitting in the City of New York having jurisdiction under its laws over Chile in an action arising out of the indenture or any warrant agreement, or the debt securities or warrants, if any, issued thereunder, can be enforced against Chile in the courts of Chile without any retrial or re-examination of the merits of the original action as long as the following conditions are met (the satisfaction or non-satisfaction of which is to be determined by the Supreme Court of Chile):

•                  if there exists a treaty as to the enforcement of judgments between Chile and the United States, such treaty will be applied.  As at the date hereof no such treaty exists between Chile and the United States;

•                  if there is no treaty, the judgment will be enforced if there is reciprocity as to the enforcement of judgments (i.e., a United States court would enforce a comparable judgment of a Chilean court under comparable circumstances);

•                  if it can be proven that there is no reciprocity, the judgment cannot be enforced in Chile;

•                  if reciprocity cannot be proven, the judgment will be enforced if it has not been rendered by default within the meaning of Chilean law, that is, if valid service of process was effected upon the parties to the action, unless the defendant can prove that it was prevented from assuming its defense.  Under Chilean law, service of process effected through the mail is not considered proper service of process and, consequently, any judgment rendered in a legal proceeding in which process was served on Chile by means of the mail may be effectively contested by Chile; and

•                  if the judgment is not contrary to Chilean public policy and does not affect in any way properties located in Chile, which are, as a matter of Chilean law, subject exclusively to the jurisdiction of Chilean courts.

Any treaty as to the enforcement of foreign judgments entered into in the future between Chile and the United States of America could supersede the foregoing.

To enforce in Chile a judgment of a New York State or federal court sitting in the City of New York rendered in relation to any of the securities, the indenture or any warrant agreement, the judgment must be presented to the Supreme Court of Chile, in a form complying with the authentication requirements of Chilean law, including a translation of the same in Spanish.  The Supreme Court will conduct a hearing limited to enforcement and not the merits of the case.

If the Chilean Supreme Court orders Chile to make payment, it shall deliver notice to the Ministry of Finance in this regard, with a copy of such notice to the Council for the Defense of the State (Consejo de Defensa del Estado, or CDE).  After receiving a copy of such notice, the President of the Council for the Defense of the State will inform the Ministry of Finance to whom the payment must be made.  The Ministry of Finance will then issue a decree instructing the Chilean Treasury (Tesorería General de la República) to make the payment.

Indemnification for Foreign Exchange Rate Fluctuations

Chile’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency.  If the holder cannot purchase the agreement currency in the amount originally to be paid, Chile agrees to pay the difference. The holder, however, agrees to reimburse Chile for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Chile is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Chile for any excess.

Governing Law

The indenture and the securities are governed by and construed in accordance with the law of the State of New York unless otherwise specified in any series of debt securities, except that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York.

TAXATION

The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities. Chile does not currently have a tax treaty in effect with the United States.

Chilean Taxation

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a “foreign holder.” For this purpose, foreign holder means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual holder is deemed a resident of Chile if he or she has remained in Chile for more than six months in one calendar year, or for more than six months in two consecutive calendar years); or (ii) in the case of a legal entity, a legal entity that is not domiciled in Chile even if organized under the laws of Chile, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Chile.

Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See “Description of the Securities—Additional Amounts.” A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile. Capital gains realized on the sale or other disposition by a foreign holder of the debt securities generally will not be subject to any Chilean taxes provided that this sale or other disposition occurs outside of Chile (except that any premium payable on redemption of the debt securities will be treated as interest and subject to the Chilean interest withholding tax, as described above).

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of foreign holder’s death or gift, or (ii) if the bonds are not located in Chile at the time of a foreign holder’s death, if the debt securities were purchased or acquired with income obtained from Chilean sources.

The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the debt securities.  This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.  It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, entities taxed as partnerships or the partners therein, or United States persons (as defined below) whose functional currency is not the U.S. dollar.  Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances.  The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement.  Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•                  an individual who is a citizen or resident of the United States,

•                  a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

•                  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•                  a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Under recently enacted legislation, United States persons that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements.  The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time.  However, recently released proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule.  Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently.  This rule generally will be effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018.  United States persons that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

If you are a United States person, the interest you receive on the debt securities (including Additional Amounts) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes.  In the event the debt securities are issued with more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes, United States persons will be required to include OID in income on a constant-yield basis over the life of the debt securities.  The rest of the discussion assumes that the debt securities will be issued without OID.  Interest payments (including Additional Amounts) will constitute income from sources without the United States for foreign tax credit purposes.  Such income generally will constitute “passive category income.”  If you are a United States person, withholding tax levied by the government of Chile will be eligible:

•                  for deduction in computing your taxable income, or

•                  at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances.  You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

If you are a United States person, when you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities.  Your tax basis in a debt security generally will equal the cost of the debt security to you.  If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized.  Your ability to deduct capital losses is subject to limitations.

Gain or loss recognized by a United States person on the sale, redemption, retirement or other taxable disposition of the debt securities will generally be United States-source gain or loss.  Accordingly, if Chilean withholding tax is imposed on the sale or disposition of the debt securities, a United States person may not be able to fully utilize its United States foreign tax credits in respect of such withholding tax unless such United States person has other foreign source income.  You should consult with your own tax advisors regarding the availability of foreign tax credits.

Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a United States person, the interest payments (including any Additional Amounts) that you receive on the debt securities generally will be exempt from United States federal income tax, including withholding tax.  However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service, or the IRS, to establish that you are not a United States person.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•                  your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

•                  you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a “tax home” in the United States.

Information returns may be required to be filed with the IRS in connection with payments made to certain United States persons.  You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities.  If you are a United States person, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding.  If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien generally will not be subject to United States federal estate tax.

Individual United States persons that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets.  “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include notes issued in certificated form) that are not held in accounts maintained by financial institutions.  Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals.  Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. United States persons who fail to report the required information could be subject to substantial penalties.  In addition, the statute of limitations for assessment of tax would be suspended, in whole or part.  Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the notes, including the application of the rules to their particular circumstances.

The Proposed Financial Transaction Tax

The European Commission has published a proposal, or the “Commission’s Proposal”, for a Directive for a common financial transaction tax, or “FTT”, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or the “participating Member States”.  However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the securities in certain circumstances.

Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States.  Generally, it would apply to certain dealings in the securities where at least one party is a financial institution, and at least one party is established in a participating Member State.  A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain.  It may therefore be altered prior to any implementation, the timing of which remains unclear.  Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

General

Chile may sell the securities in any of three ways.

•                  through underwriters or dealers;

•                  directly to one or more purchasers; or

•                  through agents.

Each prospectus supplement will set forth, relating to an issuance of the securities:

•                  the name or names of any underwriters, dealer/managers or agents;

•                  the purchase price of the securities, if any;

•                  the proceeds to Chile from the sale, if any;

•                  any underwriting discounts and other items constituting underwriters’ compensation;

•                  any agents’ commissions;

•                  any initial public offering price of the securities;

•                  any concessions allowed or reallowed or paid to dealers; and

•                  any securities exchanges on which such securities may be listed.

If Chile uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Chile may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters.  The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions.  The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Chile may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act.  The agents and underwriters may also be entitled to contribution from Chile for payments they make relating to these liabilities.  Agents and underwriters may engage in transactions with or perform services for Chile in the ordinary course of business.

Chile may not publicly offer or sell the securities in Chile unless it so specifies in the applicable prospectus supplement.

Chile may also sell the securities directly or through agents.  Any agent will generally act on a reasonable best efforts basis for the period of its appointment.

Chile may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts.  These contracts provide for payment and delivery on a specified date in the future.  The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Chile may offer the securities to holders of other securities of Chile as consideration for Chile’s purchase or exchange of the other securities.  Chile may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions.  This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Chile will generally not register under the U.S. Securities Act the securities that it will offer and sell outside the United States.  Thus, subject to certain exceptions, Chile cannot offer, sell or deliver such securities within the United States or to U.S. persons.  When Chile offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•                  have not been and will not be registered under the U.S. Securities Act; and

•                  may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act.

Each underwriter or dealer will agree that:

•                  it has not offered or sold, and will not offer or sell, any of these non-SEC-registered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•                  neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Chile or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of Chile.  All other information in this prospectus and in the registration statement for the securities that Chile has filed with the SEC is included as a public official statement made on the authority of Ignacio Briones Rojas, the Minister of Finance.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

•                  For Chile:

•                  As to all matters of Chilean law, Morales & Besa Ltda., special Chilean counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement; and

•                  As to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement.

•                  For the underwriters, if any:

•                  As to all matters of Chilean law, any Chilean counsel to the underwriters named in the applicable prospectus supplement; and

•                  As to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Chilean law, Cleary Gottlieb Steen & Hamilton LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement, may rely upon the opinion of any Chilean counsel to the Republic named in the applicable prospectus supplement.

As to all matters of U.S. law, any Chilean counsel to the Republic named in the applicable prospectus supplement, may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement.

AUTHORIZED REPRESENTATIVE

The authorized representative of Chile in the United States of America is Francisco Del Campo Lagos, Consul General of Chile in New York, whose address is 600 Third Avenue #2808, New York, New York 10016.

GENERAL INFORMATION

Authorization

The Executive Power of Chile will authorize each issuance of the securities by supreme decree.  Chile will obtain all consents and authorizations necessary under Chilean law for the issuance of the securities and has obtained all consents and authorizations necessary for the execution of the indenture.

Litigation

Except as described under “Government Expenditures—Government Litigation” in our annual report on Form 18-K, neither Chile nor the Ministry of Finance of Chile is involved in any litigation or arbitration proceeding which is material in the context of the issue of the securities.  Chile is not aware of any similarly material litigation or arbitration proceeding that is pending or threatened.

Where You Can Find More Information

Chile has filed a registration statement for the securities with the SEC under the U.S. Securities Act.  This prospectus does not contain all of the information described in the registration statement.  For further information, you should refer to the registration statement.

Chile is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended.  Chile commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2014.  These reports include certain financial, statistical and other information concerning Chile.  Chile may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate.  When filed, these exhibits will be incorporated by reference into this registration statement.

The registration statement, including its various exhibits, is available to the public from the SEC’s website at www.sec.gov.

The SEC allows Chile to incorporate by reference some information that Chile files with the SEC. Incorporated documents are considered part of this prospectus.  Chile can disclose important information to you by referring you to those documents.  The following documents, which Chile has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•                  Chile’s annual report on Form 18-K for the year ended December 31, 2018 filed with the SEC on May 8, 2019 (File No. 001-02574)(the “2018 Annual Report”);

•                  Amendment No. 1 on Form 18-K to the 2018 Annual Report filed with the SEC on June 17, 2019; and

•                  Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed on or after the date of this prospectus and before all of the debt securities and warrants are sold.

Later information that Chile files with the SEC will update and supersede earlier information that it has filed.

ISSUER

Republic of Chile
The Ministry of Finance
Teatinos 120, Piso 12
Santiago, Chile
Postal Code 8340487

TRUSTEE, REGISTRAR, TRANSFER AGENT AND PAYING AGENT

The Bank of New York Mellon
240 Greenwich Street, Floor 7E
New York, New York 10286
United States of America
Attn: Global Corporate Trust

PRINCIPAL PAYING AGENT

The Bank of New York Mellon, London Branch

One Canada Square
Canary Wharf
London E14 5AL, England

LEGAL ADVISORS TO CHILE

As to New York law Linklaters LLP 1290 Avenue of the Americas New York, New York 10104 United States of America	As to Chilean law Morales & Besa Ltda. Av. Isidora Goyenechea 3477, piso 19, Las Condes, Santiago, Chile Postal Code 7550106

LEGAL ADVISORS TO THE UNDERWRITERS

As to New York law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America	As to Chilean law Garrigues Chile SpA Av. Isidora Goyenechea 3477, Piso 12, Las Condes Santiago, Chile Postal Code 7550106